The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933 as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 2, 2010

Preliminary Prospectus Supplement
(To Prospectus dated August 2, 2010)
$350,000,000

Teleflex Incorporated
     % Convertible Senior Subordinated Notes due 2017

Teleflex Incorporated is offering $350,000,000 principal amount of its     % Convertible Senior Subordinated Notes due 2017 (the “notes”). The notes will bear interest at a rate of     % per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2011. The notes will mature on August 1, 2017, unless earlier converted or purchased by us at the holder’s option upon a fundamental change.

Holders may convert their notes at their option prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017 only under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after September 26, 2010, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after May 1, 2017 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at their option at any time. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The notes will initially be convertible at a conversion rate of           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will, in certain circumstances, increase the applicable conversion rate for a holder that elects to convert its notes in connection with such corporate event.

If a fundamental change occurs, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

We may not redeem the notes prior to maturity.

The notes will be our unsecured senior subordinated obligations. The notes will not be guaranteed by any of our subsidiaries. The notes will be subordinated in right of payment to our existing and future senior indebtedness. The notes will be junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of any of our subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “TFX”. The last reported sale price of our common stock on July 30, 2010 was $56.67 per share.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 to read about risks that you should consider before buying the notes.

	Per Note	Total

Public offering price(1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to Teleflex Incorporated	%	$

(1)	Plus accrued interest, if any, from , 2010

To the extent the underwriters sell more than $350,000,000 in principal amount of notes, the underwriters will have the option to purchase within 13 days from the date of initial issuance of the notes up to an additional $50,000,000 in principal amount of notes from Teleflex at the offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about          , 2010.

Joint Book-Running Managers

Goldman, Sachs & Co.
Jefferies & Company
Morgan Stanley
BofA Merrill Lynch
J.P. Morgan
Prospectus Supplement dated          , 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone else to provide you with different or additional information or make any representation other than what is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless otherwise specified or unless the context indicates otherwise, the terms the “Company”, “we”, “us”, “our” and “Teleflex” refer to Teleflex Incorporated and its consolidated subsidiaries. This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of securities. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-3 with respect to the notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (including the portions of our Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders filed with the SEC on March 26, 2010 that are incorporated by reference therein), except to the extent superseded by our Current Report on Form 8-K filed on July 27, 2010 to report our SSI Surgical Services Inc. (“SSI”) and Heavy Lift (“Heavy Lift”) businesses as discontinued operations;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2010 and June 27, 2010 (we have not revised the unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 28, 2010 to report our Heavy Lift business as a discontinued operation);

•	our Current Reports on Form 8-K filed on January 11, 2010 (with respect to Item 5.02), February 26, 2010, May 5, 2010, July 22, 2010 (with respect to Item 5.02), July 27, 2010 and August 2, 2010; and

•	the description of our common stock on Form 8-A/A filed on March 16, 1994, as it may be amended or supplemented from time to time.

S-iii

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus supplement and the accompanying prospectus. Any such request should be directed to:

Teleflex Incorporated
Attn: Jake Elguicze, Vice President Investor Relations
155 South Limerick Road
Corporate Office
Limerick, PA 19468
(610) 948-2836

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements made in this prospectus supplement and the accompanying prospectus, other than statements of historical fact, are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “would”, “should”, “guidance”, “potential”, “continue”, “project”, “forecast”, “confident”, “prospects”, and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business and the industry and markets in which we operate. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements due to a number of factors, including:

•	our ability to resolve, to the satisfaction of the U.S. Food and Drug Administration (“FDA”), the issues identified in the corporate warning letter issued to our subsidiary Arrow International, Inc. (“Arrow”);

•	our ability to comply with government regulation to which we are subject;

•	changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments;

•	demand for and market acceptance of new and existing products;

•	our ability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with expectations;

•	our ability to effectively execute our restructuring programs;

S-iv

•	the impact of recently passed healthcare reform legislation and changes in Medicare, Medicaid and third-party coverage and reimbursements;

•	competitive market conditions and resulting effects on revenues and pricing;

•	increases in raw material costs that cannot be recovered in product pricing;

•	global economic factors, including currency exchange rates and interest rates;

•	difficulties entering new markets; and

•	general economic conditions.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement for a description of certain rights that could, among other things, cause our actual results to differ from these forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You should not place undue reliance on forward-looking statements. Such statements speak only as to the date on which they are made, and we undertake no obligation to update or revise any forward-looking statement, regardless of future developments or availability of new information.

S-v

SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement and accompanying prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and accompanying prospectus and the documents incorporated by reference herein.

Unless otherwise specifically indicated, all indebtedness amounts specified in this prospectus supplement and accompanying prospectus reflect the face amounts payable at maturity (which differs from the amounts this indebtedness is recorded in our financial statements due to discounts required under GAAP, including, for example, under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 470-20, “Debt-Debt with Conversion and Other Options” (formerly FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement)) (“ASC 470-20”).

Unless otherwise specifically indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional notes is not exercised.

Our Company

We are principally a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and enhance patient and provider safety. We primarily develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. We serve hospitals and healthcare providers in more than 140 countries.

We provide a broad-based platform of medical products, which we categorize into four groups: critical care, surgical care, cardiac care and OEM and development services. Critical care, representing our largest product group, includes medical devices used in vascular access, anesthesia, urology and respiratory care applications; surgical care includes surgical instruments and devices; cardiac care includes cardiac assist devices and equipment; and OEM and development services includes customized medical instruments, implants and components sold to other medical device manufacturers.

In addition to our medical business, we also have businesses that serve niche segments of the aerospace and commercial markets with specialty engineered products. Our aerospace products include cargo-handling systems, containers and pallets for commercial air cargo and military aircraft actuators. Our commercial products include driver controls, engine assemblies and drive parts for the marine industry.

Teleflex Incorporated is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 155 South Limerick Road, Limerick, Pennsylvania 19468, and our telephone number at this location is (610) 948-5100. Our website is www.teleflex.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On July 22, 2010, we announced certain organizational and leadership changes associated with the consolidation of our Corporate and Medical executive management teams to create a single leadership team, which will report directly to Jeffrey P. Black, Chairman and Chief Executive Officer. In connection with this consolidation, we announced that we have eliminated the position of President, Teleflex Medical. As a result, on July 19, 2010, we notified R. Ernest Waaser that his employment with us will be terminated, effective August 19, 2010.

Refinancing Transactions

Amendment, Extension and Partial Repayment of Our Credit Facilities

Concurrently with the closing of this offering, we expect to amend certain terms of our existing senior credit agreement, dated as of October 1, 2007, by and among Teleflex, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and Bank of America, N.A., as syndication agent (collectively, the “Credit Facilities”). In connection with the amendment, we expect to extend the final maturity date of $363.9 million of borrowings under our $400.0 million term loan facility (as amended) and $366.3 million of commitments under our $400.0 million revolving credit facility from October 1, 2012 to October 1, 2014. In addition, in connection with the amendment, we will be required to repay $200.0 million of term loan borrowings outstanding under our Credit Facilities. The effectiveness of the amendment and extension is conditioned upon the closing of this offering of the notes and the $200.0 million repayment of our term loan borrowings under our Credit Facilities.

Upon the effectiveness of the amendment and extension and the partial repayment of our Credit Facilities, we expect to have $400.0 million in aggregate term loan borrowings, of which we expect $36.1 million to have a final maturity date of October 1, 2012 and $363.9 million to have a final maturity date of October 1, 2014. In addition, we expect to have $10.0 million in aggregate borrowings under our revolving credit facility, of which we expect $0.8 million to be borrowed under the commitments with a final maturity date of October 1, 2012 and $9.2 million to be borrowed under the commitments with a final maturity date of October 1, 2014. We also expect to have approximately $5.0 million in aggregate outstanding standby letters of credit.

For a summary of the terms of our Credit Facilities as they currently exist as well as our Credit Facilities as they will be amended and extended, see “Description of Other Indebtedness — Credit Facilities”.

Convertible Note Hedge Transactions and Warrant Transactions

In connection with the pricing of the notes, we intend to enter into privately negotiated convertible note hedge transactions (the “convertible note hedge transactions”) with certain of the underwriters and/or their respective affiliates (the “hedge counterparties”). We also expect to enter into warrant transactions (the “warrant transactions”) with the hedge counterparties with a strike price of $     , subject to customary anti-dilution adjustments.

Use of Proceeds from this Offering

We intend to use approximately $      million of the net proceeds from this offering to fund the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants). We intend to use the remainder of the net proceeds from this offering, together with available cash and borrowings under our revolving credit facility, to:

•	repay $200.0 million of term loan borrowings under our Credit Facilities;

•	prepay all of our outstanding senior notes issued in 2007, the aggregate principal amount of which is $196.6 million, and which consist of: (i) $130.0 million of 7.62% Series A Senior Notes due 2012, (ii) $40.0 million of 7.94% Series B Senior Notes due 2014 and (iii) $26.6 million of Floating Rate Series C Senior Notes due 2012 (collectively, the “Existing 2007 Senior Notes”), at an aggregate prepayment purchase price equal to the aggregate principal amount of $196.6 million plus a prepayment make-whole amount expected to be between $26.0 million and $30.0 million (based on current interest rates) and accrued and unpaid interest to, but not including, the prepayment date; and

•	pay related transaction fees and expenses.

If the underwriters exercise their option to purchase additional notes, the notional size of the convertible note hedge transactions and the warrant transactions will be automatically increased in a manner proportionate to the increase in the principal amount of the notes being sold in the offering. In such event, we intend to use a proportionate portion of the net proceeds from the sale of such additional notes (together with the proceeds to us from the increase in the size of the warrant transactions) to fund the additional cost of the increased convertible note hedge transactions.

This offering and the application of the net proceeds therefrom together with available cash and borrowings under our revolving credit facility, the entry into the convertible note hedge transactions and warrant transactions, the amendment of and the extension of the maturity of a portion of our outstanding and available borrowings and the repayment of $200.0 million of our term loan borrowings under our Credit Facilities, the prepayment of all of our Existing 2007 Senior Notes at the aggregate prepayment purchase price, and the payment of the related transaction fees and expenses, are referred to herein collectively as the “Refinancing Transactions”. For a more detailed description of these transactions, see “Use of Proceeds”, “Capitalization” and “Description of Other Indebtedness”.

Offering Summary

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Teleflex Incorporated, a Delaware corporation.

Securities Offered	$350,000,000 principal amount of % Convertible Senior Subordinated Notes due 2017 (plus up to an additional $50,000,000 principal amount if the underwriters exercise their option to purchase additional notes, if any).

Maturity Date	August 1, 2017, unless earlier converted or purchased by us at the holder’s option upon a fundamental change.

Issue Price	100% plus accrued interest, if any, from , 2010.

Interest	% per year. Interest will accrue from , 2010 and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2011.

We may elect to pay additional interest, if any, under the circumstances described under “Description of Notes — Events of Default”. All references to “interest” in this summary of the offering are deemed to include such additional interest, if any.

Conversion Rights	Holders may, at their option, surrender their notes for conversion prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017 in multiples of $1,000 principal amount only under the following circumstances:

• during any fiscal quarter (and only during such fiscal quarter) commencing after September 26, 2010, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than 130% of the applicable conversion price on each applicable trading day;

• during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes — Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or

• upon the occurrence of specified corporate events described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Events”.

On or after May 1, 2017 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, holders may, at their option, convert their notes in multiples of $1,000 principal amount at any time.

The conversion rate for the notes will initially be shares of our common stock per $1,000 principal amount of notes (equal to an initial conversion price of approximately $ per share of our common stock), subject to adjustment as described in this prospectus supplement.

In addition, following certain corporate events that occur prior to maturity, we will, in certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such corporate event as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate in Connection with Conversion Upon a Make-Whole Fundamental Change”.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note. See “Description of Notes — Conversion Rights — General”.

Settlement Upon Conversion	We may elect to deliver to holders in full satisfaction of our conversion obligation:

• solely shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “physical settlement”;

• solely cash without any delivery of shares of our common stock, which we refer to as a “cash settlement”; or

• a combination of cash and shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “combination settlement”.

The amount of cash, if we elect cash settlement, or the amount of cash and the number of shares of our common stock, if any, if we elect a combination settlement, will be based on a daily conversion value (as defined herein) for each of the 80 consecutive trading days during the cash settlement averaging period (as defined herein).

We will from time to time make an election with respect to the settlement method, which election shall be effective until we provide notice of an election of a different settlement method. We initially elect combination settlement and specified dollar amount (as defined herein) of $1,000. If we choose to elect a different settlement method in the future, we will provide to all holders of the notes, the trustee and the conversion agent a notice of the newly chosen settlement method and the effective date of such newly chosen method. We may not change a settlement method after the 165th scheduled trading day preceding the maturity date (which is expected to be December 2, 2016). Prior to such date, we will have the right to irrevocably elect combination settlement with a specified dollar amount of $1,000. Following such irrevocable election, we will not have the right to change the settlement method. See “Description of Notes — Conversion Rights — Settlement Upon Conversion”.

Fundamental Change	If a “fundamental change” (as defined under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”) occurs at any time, subject to certain conditions, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Redemption	We may not redeem the notes prior to maturity.

Ranking	The notes will be our general unsecured senior subordinated obligations and will be:

• subordinated in right of payment to all of our existing and future senior indebtedness, including (i) our borrowings under our Credit Facilities, (ii) $145.0 million of 6.66% Series 2004-1 Tranche A Senior Notes due 2011, $96.5 million of 7.14% Series 2004-1 Tranche B Senior Notes due 2014 and $90.1 million of 7.46% Series 2004-1 Tranche C Senior Notes due 2016 (collectively, the “Existing 2004 Senior Notes” and, together with the Existing 2007 Senior Notes, the “Existing Senior Notes”) and (iii) the Existing 2007 Senior Notes;

• structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of any of our subsidiaries;

• equal in right of payment with all of our future senior subordinated indebtedness; and

• senior in right of payment to all of our future subordinated indebtedness.

The notes will be junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including our borrowings under our Credit Facilities, our Existing Senior Notes and our accounts receivable securitization facility.

Events of Default	Except as described under “Description of Notes — Events of Default”, if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions,

accelerate the principal amount of the notes plus accrued and unpaid interest. In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for The Notes	The notes will be new securities for which there is currently no market. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so, and they may cease their market-making at any time and without notice.

Listing	We do not intend to apply for listing of the notes on any securities exchange.

Our common stock is listed on the New York Stock Exchange under the symbol “TFX”.

United States Federal Income and Estate Tax Considerations	For certain United States federal income and estate tax considerations of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain United States Federal Income and Estate Tax Considerations”.

Trustee, Paying Agent, Conversion Agent and Bid Solicitation Agent	Wells Fargo Bank, N.A.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use approximately $ million of the net proceeds from this offering to fund the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants). We intend to use the remainder of the net proceeds from this offering, together with available cash and borrowings under our revolving credit facility, to:

• repay $200.0 million of term loan borrowings under our Credit Facilities;

• prepay all of our Existing 2007 Senior Notes at an aggregate prepayment purchase price equal to the aggregate principal amount of $196.6 million plus a prepayment make-whole amount expected to be between $26.0 million and $30.0 million (based on current interest rates) and accrued and unpaid interest to, but not including, the prepayment date; and

• pay related transaction fees and expenses.

If the underwriters exercise their option to purchase additional notes, the notional size of the convertible note hedge transactions and the warrant transactions will be automatically increased in a manner proportionate to the increase in the principal amount of the notes being sold in the offering. In such event, we intend to use a proportionate portion of the net proceeds from the sale of such additional notes (together with the proceeds to us from the increase in the size of the warrant transactions) to fund the additional cost of the increased convertible note hedge transactions.

Concurrent Convertible Note Hedge Transactions and Warrant Transactions	In connection with the pricing of the notes, we intend to enter into privately negotiated convertible note hedge transactions with certain of the underwriters or their affiliates (the “hedge counterparties”). The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that will initially underlie the notes sold in the offering. Separately, we also intend to enter into privately negotiated warrant transactions relating to the same number of shares of our common stock with the hedge counterparties with a strike price of $ , subject to customary anti-dilution adjustments.

The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the notes. The warrant transactions could have a dilutive effect with respect to our common stock or, if we so elect, obligate us to make cash payments to the extent that the market price per share of our common stock exceeds the strike price of the warrants on any expiration date of the warrants.

In connection with establishing the initial hedges of the convertible note hedge transactions and the warrant transactions, the hedge counterparties (and/or their affiliates):

• expect to enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

• may unwind these cash-settled over-the-counter derivative transactions and purchase shares of our common stock in open market transactions shortly following the pricing of the notes.

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly following the pricing of the notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, the hedge counterparties (and/or their affiliates) expect to modify their hedge positions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to the conversion of the notes) by entering into or unwinding various over-the-counter derivative transactions with respect to shares of our common stock, and/or by purchasing or selling shares of our common stock or the notes in privately negotiated transactions and/or open market transactions. The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the value that you will receive upon the conversion of the notes.

See “Risk Factors — Risk Factors Related to Our Indebtedness and This Offering — The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock”, “Description of the Concurrent Convertible Note Hedge Transactions and Warrant Transactions” and “Underwriting; Conflicts of Interest”.

The convertible note hedge transactions and warrant transactions are separate transactions (in each case entered into by us with the hedge counterparties), are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

Risk Factors	Investing in the notes involves substantial risks. Before investing in the notes, you should carefully read and consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-11 and in the documents incorporated by reference herein.

Conflicts of Interest	Certain affiliates of J.P. Morgan Securities Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, underwriters in this offering, are agents or lenders under our Credit Facilities and each of these lenders will receive more than 5% of the net proceeds of this offering in connection with the amendment and extension and the partial repayment of our Credit Facilities. See “Use of Proceeds”. Accordingly, this offering is being made in compliance with the requirements of NASD Conduct Rule 2720 of the Financial Industry Regulatory Authority. In accordance with this rule, Goldman, Sachs & Co. has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Goldman, Sachs & Co. has participated in due diligence and the preparation of this prospectus supplement and the registration statement of which this prospectus supplement is a part. Goldman, Sachs & Co. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. J.P. Morgan Securities Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the debt securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

RISK FACTORS

An investment in our securities may involve various risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the risks described below as well as other information and data included in, or incorporated by reference into, this prospectus supplement and accompanying prospectus. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes or the trading price of the notes and our common stock.

Risks Related to Our Business

Our Medical Segment is subject to extensive government regulation, which may require us to incur significant expenses to ensure compliance. Our failure to comply with those regulations could have a material adverse effect on our results of operations and financial condition.

The products within our Medical Segment are classified as medical devices and are subject to extensive regulation in the United States by the FDA and by comparable government agencies in other countries. The regulations govern the development, design, approval, manufacturing, labeling, importing and exporting and sale and marketing of many of our medical products. These regulations are also subject to future change. Failure to comply with applicable regulations and quality assurance guidelines could lead to manufacturing shutdowns, product shortages, delays in product manufacturing, product seizures, recalls, operating restrictions, withdrawal or suspension of required licenses, and prohibitions against exporting of products to, or importing products from, countries outside the United States. We could be required to expend significant financial and human resources to remediate failures to comply with applicable regulations and quality assurance guidelines. See, for example, “— If we are unable to resolve issues raised in our FDA corporate warning letter, it could have a material adverse effect on our business, financial condition and results of operations, our relationship with the FDA and the perception of our products by hospitals, clinics and physicians”. In addition, civil and criminal penalties, including exclusion under Medicaid or Medicare, could result from regulatory violations. Any one or more of these events could have a material adverse effect on our business, financial condition and results of operations.

In the United States, before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either 510(k) clearance or approval of a premarket approval, or PMA, application from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that our proposed product is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. The PMA pathway requires us to demonstrate the safety and effectiveness of the device based, in part, on data obtained in human clinical trials. Similarly, most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining regulatory clearances and approvals to market a medical device, particularly from the FDA and certain foreign governmental authorities, can be costly and time consuming, and clearances and approvals might not be granted for new products on a timely basis, if at all. In addition, once a device has been cleared or approved, a new clearance or approval may be required before the device may be modified or its labelling changed. Furthermore, the FDA is currently reviewing its 510(k) clearance process, and may make the process more rigorous, which could require us to generate additional clinical or other data, and expend more time and effort, in obtaining future 510(k) product clearance. The regulatory clearance and approval process may result in, among other things, delayed realization of product revenues, in substantial additional costs or in limitations on indicated uses of products, any one of which could have a material adverse effect on our financial condition and results of operations.

Even after a product has received marketing approval or clearance, such product approval or clearance by the FDA can be withdrawn or limited due to unforeseen problems with the device or integrity issues relating to the marketing application. Later discovery of violations of FDA requirements for medical devices could result in FDA enforcement actions, including warning letters, fines, delays or suspensions of regulatory clearances, product seizures or recalls, injunctions, advisories or other field actions, and/or operating restrictions. Medical devices are cleared or approved for one or more specific intended uses. Promoting a device for an off-label use could result in FDA enforcement action.

Furthermore, our Medical Segment facilities are subject to periodic inspection by the FDA and other federal, state and foreign governmental authorities, which require manufacturers of medical devices to adhere to certain regulations, including the Quality System Regulation which requires testing, complaint handling, periodic audits, design controls, quality control testing and documentation procedures. FDA may also inspect for compliance with Medical Device Reporting Regulation, which requires manufacturers to submit reports to FDA of certain adverse events or malfunctions, and whether the facilities have submitted notifications of product recalls or other corrective actions in accordance with FDA regulations. Issues identified during such periodic inspections may result in warning letters, manufacturing shutdowns, product shortages, product seizures or recalls, fines and delays in product manufacturing, and may require significant resources to resolve.

Customers in our Medical Segment depend on third party coverage and reimbursement and the failure of healthcare programs to provide coverage and reimbursement, or the reduction in levels of reimbursement, for our medical products could adversely affect our Medical Segment.

The ability of our customers to obtain coverage and reimbursements for our medical products is important to our Medical Segment. Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients’ medical expenses in the countries where we do business. Even when we develop or acquire a promising new product, we may find limited demand for the product unless reimbursement approval is obtained from private and governmental third party payors. Internationally, healthcare reimbursement systems vary significantly, with medical centers in some countries having fixed budgets, regardless of the level of patient treatment. Other countries require application for, and approval of, government or third party reimbursement. Without both favorable coverage determinations by, and the financial support of, government and third party insurers, the market for many of our medical products could be adversely affected.

We cannot be sure that third party payors will maintain the current level of coverage and reimbursement to our customers for use of our existing products. Adverse coverage determinations or any reduction in the amount of reimbursement could harm our business by altering the extent to which potential customers select our products and the prices they are willing to pay or otherwise. In addition, as a result of their purchasing power and continually rising healthcare costs, third party payors are implementing cost cutting measures such as discounts, price reductions, limitations on coverage and reimbursement for new medical technologies and procedures, or other incentives from medical products suppliers. These trends could lead to pressure to reduce prices for our existing products and potential new products and could cause a decrease in the size of the market or a potential increase in competition that could negatively affect our business, financial condition and results of operations.

We may incur material losses and costs as a result of product liability and warranty claims that may be brought against us and recalls, which may adversely affect our results of operations and financial condition. Furthermore, as a medical device company, we face an inherent risk of damage to our reputation if one or more of our products are, or are alleged to be, defective.

Our businesses expose us to potential product liability risks that are inherent in the design, manufacture and marketing of our products. In particular, our medical device products are often used in surgical and intensive care settings with seriously ill patients. Many of these products are designed to be implanted in the human body for varying periods of time, and component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks with respect to these or other products we manufacture or sell could result in an unsafe condition or injury to, or death of, the patient. As a result, we face an inherent risk of damage to our reputation if one or more of our products are, or are alleged to be, defective. In addition, our products for the aerospace and commercial industries are used in potentially hazardous environments. Although we carry product liability insurance, we may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. The outcome of litigation, particularly any class-action lawsuits, is difficult to quantify. Plaintiffs often seek recovery of very large or indeterminate amounts, including punitive damages. The magnitude of the potential losses relating to these lawsuits may remain unknown for substantial periods of time and the cost to defend against any such litigation may be significant. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may voluntarily participate, or be required by applicable regulators, to participate in a recall of that product if the defect or the alleged defect relates to safety. In the event of a recall, we may experience lost sales and be exposed to individual or class-action litigation claims and reputational risk. Product liability, warranty and recall costs may have a material adverse effect on our business, financial condition and results of operations.

We are subject to healthcare fraud and abuse laws, regulation and enforcement; our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

We are also subject to healthcare fraud and abuse regulation and enforcement by the federal government and the states and foreign governments in which we conduct our business. The laws that may affect our ability to operate include:

•	the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

•	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations.

Further, the recently enacted the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “Healthcare Reform Act”), among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Healthcare Reform Act provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The Healthcare Reform Act also imposes new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers, effective March 30, 2013. Such information will be made publicly available in a searchable format beginning September 30, 2013. In addition, device manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states, such as California, Massachusetts and Vermont, mandate implementation of commercial compliance programs, along with the tracking and reporting of gifts, compensation, and other remuneration to physicians. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

If we are unable to resolve issues raised in our FDA corporate warning letter, it could have a material adverse effect on our business, financial condition and results of operations, our relationship with the FDA and the perception of our products by hospitals, clinics and physicians.

On October 11, 2007, our subsidiary Arrow received a corporate warning letter from the FDA. The letter expressed concerns with Arrow’s quality systems, including complaint handling, corrective and preventive action, process and design validation, inspection and training procedures. It also advised that Arrow’s corporate-wide program to evaluate, correct and prevent quality system issues had been deficient.

Our efforts to address the issues raised in the corporate warning letter have required the dedication of significant internal and external resources. We developed a comprehensive plan to correct these previously-identified regulatory issues and further improve overall quality systems and have substantially implemented the measures outlined in the plan. From the end of 2009 to the beginning of 2010, the FDA reinspected the Arrow facilities covered by the corporate warning letter and notified us of observations from those inspections. We have responded to the observations issued by the FDA.

In the third quarter of 2010, we began submitting requests for certificates to foreign governments, or CFGs, to the FDA for review, and recently received approvals of 41 of our 85 submitted requests. We believe that the FDA’s approval of these CFG requests is an indication that we have substantially corrected the quality system issues identified in the corporate warning letter. We have now submitted all of our currently eligible CFG requests to the FDA for review and anticipate receiving the FDA’s approval with respect to most of these requests in the third quarter of 2010. We will, however, continue to be unable to sell those products in those countries for which we do not currently have valid CFGs until we receive approvals with respect to those CFGs, and we cannot assure you we will receive approval of these CFG requests in the anticipated period of time, if at all.

While we continue to believe we have substantially remediated the issues raised in the corporate warning letter through the corrective actions taken to date, we have not received agreement with the FDA on final resolution of all outstanding issues. If our remedial actions are not satisfactory to the FDA, we may have to devote additional financial and human resources to our efforts, and the FDA may take further regulatory actions against us. These actions may include seizing our product inventory, assessing civil monetary penalties or seeking an injunction against us, which could in turn have a material adverse effect on our business, financial condition and results of operations.

Health care reform, including the recently enacted legislation, may have a material adverse effect on our industry and our results of operations.

Political, economic and regulatory influences are subjecting the health care industry to fundamental changes. In March 2010, the Healthcare Reform Act was enacted. It substantially changes the way health care is financed by both governmental and private insurers, encourages improvements in the quality of health care items and services, and significantly impacts the U.S. pharmaceutical and medical device industries. Among other things, the Healthcare Reform Act:

•	establishes a 2.3% deductible excise tax on any entity that manufactures or imports certain medical devices offered for sale in the United States, beginning 2013;

•	establishes a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

•	implements payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models, beginning on or before January 1, 2013; and

•	creates an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

We currently estimate the impact of the 2.3% deductible excise tax to be approximately $16.0 million annually, beginning 2013. However, we cannot predict at this time the full impact of the Healthcare Reform Act and/or other healthcare reform measures that may be adopted in the future on our financial condition, results of operations and cash flow.

An interruption in our manufacturing operations and/or our supply of raw materials may adversely affect our business.

Many of our key products across all three of our business segments are manufactured at single locations, with limited alternate facilities. If an event occurs that results in damage to one or more of our facilities, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, in the event of delays or cancellations in shipments of raw materials by our suppliers, it may not be possible to timely manufacture the affected products at previous levels or at all. Furthermore, with respect to our Medical Segment, in the event of a disruption in our supply of certain components or materials, due to the stringent regulations and requirements of the FDA and other regulatory authorities regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for such components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to us, could have an adverse effect on our business, results of operations and financial condition.

We depend upon relationships with physicians and other health care professionals.

The research and development of some of our medical products is dependent on our maintaining strong working relationships with physicians and other health care professionals. We rely on these professionals to provide us with considerable knowledge and experience regarding our medical products and the development of our medical products. Physicians assist us as researchers, product consultants, inventors and as public speakers. If we fail to maintain our working relationships with physicians and receive the benefits of their knowledge, advice and input, our medical products may not be developed and marketed in line with the needs and expectations of the professionals who use and support our products, which could have a material adverse effect on our business, financial condition and results of operations.

We face strong competition. Our failure to successfully develop and market new products could adversely affect our results.

The medical device industry across all of our different product lines, as well as in each geographic market in which our products are sold, is highly competitive. We compete with many medical device companies ranging from small start-up enterprises which might only sell a single or limited number of competitive products or which may participate only in a specific market segment, to companies that are larger and more established than us with access to significant financial and marketing resources.

In addition, the medical device industry is characterized by extensive product research and development and rapid technological advances. Also, while our products for the aerospace and commercial industries generally have longer life cycles, many of those products require changes in design or other enhancements to meet the evolving needs of our customers. The future success of our business will depend, in part, on our ability to design and manufacture new competitive products and to enhance existing products. Our product development efforts may require substantial investment by us. There can be no assurance that unforeseen problems will not occur with respect to the development, performance or market acceptance of new technologies or products, such as the inability to:

•	identify viable new products;

•	obtain adequate intellectual property protection;

•	gain market acceptance of new products; or

•	successfully obtain regulatory approvals.

Moreover, we may not otherwise be able to successfully develop and market new products or enhance existing products. In addition, our competitors may currently be developing, or may develop and market in the future, technologies that are more effective than those that we develop or which may render our products obsolete. Our failure to successfully develop and market new products or enhance existing products could reduce our revenues and margins, which would have an adverse effect on our business, financial condition and results of operations.

We are subject to risks associated with our non-U.S. operations.

We have significant manufacturing and distribution facilities, research and development facilities, sales personnel and customer support operations outside the United States in countries such as Canada, Belgium, the Czech Republic, France, Germany, Ireland, Malaysia, Mexico, Norway and Singapore. As of December 31, 2009, approximately 41% of our net property, plant and equipment was located outside the United States. In addition, approximately 48% of our net revenues (based on business unit location) were derived from operations outside the United States. Approximately 69% of our full-time and temporary employees as of December 31, 2009 were employed in countries outside of the United States.

Our international operations are subject to varying degrees of risk inherent in doing business outside the United States, including:

•	exchange controls, currency restrictions and fluctuations in currency values;

•	trade protection measures;

•	potentially costly and burdensome import or export requirements;

•	laws and business practices that favor local companies;

•	changes in non-U.S. medical reimbursement policies and procedures;

•	subsidies or increased access to capital for firms who are currently or may emerge as competitors in countries in which we have operations;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	potentially negative consequences from changes in tax laws;

•	restrictions and taxes related to the repatriation of foreign earnings;

•	differing labor regulations;

•	additional U.S. and foreign government controls or regulations;

•	difficulties in the protection of intellectual property; and

•	unsettled political and economic conditions and possible terrorist attacks against American interests.

In addition, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The FCPA also imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. Because of the predominance of government-sponsored health care systems around the world, many of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and result in a material adverse effect on our business, financial condition and results of operations. We also could suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures, including further changes or enhancements to our procedures, policies and controls, as well as potential personnel changes and disciplinary actions.

Furthermore, we are subject to the export controls and economic embargo rules and regulations of the United States, including, but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons. While we train our employees and contractually obligate our distributors to comply with these regulations, we cannot assure you that there will not be a violation, whether knowingly or inadvertently. Failure to comply with these rules and regulations may result in substantial penalties, including fines and enforcement actions and civil and/or criminal sanctions, the disgorgement of profits and the imposition of a court-appointed monitor, as well as the denial of export privileges, and debarment from participation in U.S. government contracts, and may have an adverse effect on our reputation.

These and other factors may have a material adverse effect on our international operations or on our business, results of operations and financial condition generally.

Further adverse developments in general domestic and global economic conditions combined with a continuation of volatile global credit markets could adversely impact our operating results, financial condition and liquidity.

We are subject to risks arising from adverse changes in general domestic and global economic conditions, including recession or economic slowdown and disruption of credit markets. The credit and capital markets experienced extreme volatility and disruption over the past year, leading to recessionary conditions and depressed levels of consumer and commercial spending. These recessionary conditions have caused customers to reduce, modify, delay or cancel plans to purchase our products and services. While recent indicators suggest modest improvement in the United States and global economy, we cannot predict the timing or extent of any economic recovery or the extent to which our customers will return to more normalized spending behaviors. If the recessionary conditions continue or worsen, our customers may terminate existing purchase orders or reduce the volume of products or services they purchase from us in the future.

Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing the maximum amount of trade credit available to us. These types of actions by our suppliers could significantly affect our liquidity and could have a material adverse effect on our results of operations and financial condition. If we are unable to successfully anticipate changing economic and financial market conditions, we may be unable to effectively plan for and respond to those changes, and our business could be negatively affected.

In addition, the amount of goodwill and other intangible assets on our consolidated balance sheet have increased significantly in recent years, primarily as a result of the acquisition of Arrow International in 2007. Adverse economic and financial market conditions may result in future charges to recognize impairment in the carrying value of our goodwill and other intangible assets, which could have a material adverse effect on our financial results.

Foreign currency exchange rate, commodity price and interest rate fluctuations may adversely affect our results.

We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, commodity prices and interest rates. We expect revenue from products manufactured in, and sold into, non-U.S. markets to continue to represent a significant portion of our net revenue. Our consolidated financial statements reflect translation of financial statements denominated in non-U.S. currencies to U.S. dollars, our reporting currency. When the U.S. dollar strengthens or weakens in relation to the foreign currencies of the countries where we sell or manufacture our products, such as the euro, our U.S. dollar-reported revenue and income will fluctuate. Although we have entered into forward contracts with several major financial institutions to hedge a portion of projected cash flows denominated in non-functional currency in order to reduce the effects of currency rate fluctuations, changes in the relative values of currencies may, in some instances, have a significant effect on our results of operations.

Many of our products have significant plastic resin content. We also use quantities of other commodities, such as aluminum. Increases in the prices of these commodities could increase the costs of our products and services. We may not be able to pass on these costs to our customers, particularly with respect to those products we sell pursuant to group purchase agreements, and this could have a material adverse effect on our results of operations and cash flows.

Increases in interest rates may adversely affect the financial health of our customers and suppliers and thus adversely affect their ability to buy our products and supply the components or raw materials we need, which could have a material adverse effect on our results of operations and cash flows.

Our strategic initiatives may not produce the intended growth in revenue and operating income.

Our strategies include making significant investments to achieve revenue growth and margin improvement targets. If we do not achieve the expected benefits from these investments or otherwise fail to execute on our strategic initiatives, we may not achieve the growth improvement we are targeting and our results of operations may be adversely affected.

In addition, as part of our strategy for growth, we have made, and may continue to make, acquisitions and divestitures and enter into strategic alliances such as joint ventures and joint development agreements. However, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully, and our strategic alliances may not prove to be successful. In this regard, acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although our management will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will properly ascertain all such risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities. There can be no assurance that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in achieving expected operating efficiencies and sustaining or improving operating expense reductions, and may experience business disruptions associated with announced restructuring, realignment and cost reduction activities.

Over the past few years we have announced several restructuring, realignment and cost reduction initiatives, including significant realignments of our businesses, employee terminations and product rationalizations. While we have started to realize the efficiencies of these actions, these activities may not produce the full efficiency and cost reduction benefits we expect. Further, such benefits may be realized later than expected, and the ongoing costs of implementing these measures may be greater than anticipated. If these measures are not successful or sustainable, we may undertake additional realignment and cost reduction efforts, which could result in future charges. Moreover, our ability to achieve our other strategic goals and business plans may be adversely affected and we could experience business disruptions with customers and elsewhere if our restructuring and realignment efforts prove ineffective.

Fluctuations in our effective tax rate and changes to tax laws may adversely affect our results.

As a company with significant operations outside of the United States, we are subject to taxation in numerous countries, states and other jurisdictions. As a result, our effective tax rate is derived from a combination of applicable tax rates in the various countries, states and other jurisdictions in which we operate. In preparing our financial statements, we estimate the amount of tax that will become payable in each of the countries, states and other jurisdictions in which we operate. Our effective tax rate may, however, be lower or higher than experienced in the past due to numerous factors, including a change in the mix of our profitability from country to country, changes in accounting for income taxes and changes in tax laws. Any of these factors could cause us to experience an effective tax rate significantly different from previous periods or our current expectations, which could have an adverse effect on our business and results of operations.

In addition, unfavorable results of tax audits and changes in tax laws in jurisdictions in which we operate, among other things, could adversely affect our results of operations and cash flows.

Our technology is important to our success, and our failure to protect our intellectual property rights could put us at a competitive disadvantage.

We rely on the patent, trademark, copyright and trade secret laws of the United States and other countries to protect our proprietary rights. Although we own numerous U.S. and foreign patents and have applied for numerous patent applications, we cannot assure you that any pending patent applications will issue, or that any patents, issued or pending, will provide us with any competitive advantage or will not be challenged, invalidated or circumvented by third parties. In addition, we rely on confidentiality and non-disclosure agreements with employees and take other measures to protect our know-how and trade secrets. The steps we have taken may not prevent unauthorized use of our technology by unauthorized parties or competitors who may copy or otherwise obtain and use these products or technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. There is no guarantee that current and former employees, contractors and other parties will not breach their confidentiality agreements with us, misappropriate proprietary information or copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Moreover, there can be no assurance that others will not independently develop the know-how and trade secrets or develop better technology than our own, which could reduce or eliminate any competitive advantage we have developed. Our inability to protect our proprietary technology could result in competitive harm that could adversely affect our business.

Our products or processes may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of third parties. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in litigation and divert the efforts of our personnel. If we are found liable for infringement, we may be required to enter into licensing agreements (which may not be available on acceptable terms or at all) or to pay damages and to cease making or selling certain products. We may need to redesign some of our products or processes to avoid future infringement liability. Any of the foregoing could be detrimental to our business.

Other pending and future litigation may lead us to incur significant costs and have an adverse effect on our business.

We also are party to various lawsuits and claims arising in the normal course of business involving contracts, intellectual property, import and export regulations, employment and environmental matters. The defense of these lawsuits may divert our management’s attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could have a material adverse effect on our financial condition and results of operations. While we do not believe that any litigation in which we are currently engaged would have such an adverse effect, the outcome of litigation, including regulatory matters, is often difficult to predict, and we cannot assure that the outcome of pending or future litigation will not have a material adverse effect on our business, financial condition or results of operations.

Our operations expose us to the risk of material environmental liabilities, litigation and violations.

We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;

•	emissions or discharges of substances into the environment; and

•	the health and safety of our employees.

These laws and government regulations are complex, change frequently and have tended to become more stringent over time. We cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or will not adversely affect our financial condition and results of operations. Moreover, we may become subject to additional environmental claims, which may include claims for personal injury or cleanup, based on our past, present or future business activities, which could also adversely affect our financial condition and results of operations.

Our Aerospace Segment is subject to government regulation, which may require us to incur expenses to ensure compliance. Our failure to comply with those regulations could have adverse effect on our results of operations.

The U.S. Federal Aviation Administration (the “FAA”) regulates the manufacture and sale of some of our aerospace products and licenses for the operation of our repair stations. Comparable agencies, such as the European Aviation Safety Agency in Europe (the “EASA”), regulate these matters in other countries. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition and results of operations could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

From time to time, the FAA, the EASA or comparable agencies propose new regulations or changes to existing regulations. These changes or new regulations generally increase the costs of compliance. To the extent the FAA, the EASA or comparable agencies implement regulatory changes, we may incur significant additional costs to achieve compliance.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated results, and our ability to operate our business and our stock price.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States.

Any failure on our part to remedy any identified control deficiencies, or any delays or errors in our financial reporting, would have a material adverse effect on our business, results of operations, or financial condition.

Our workforce covered by collective bargaining and similar agreements could cause interruptions in our provision of products and services.

Approximately 13% of our net revenues are generated by operations for which a significant part of our workforce is covered by collective bargaining agreements and similar agreements in foreign jurisdictions. It is likely that a portion of our workforce will remain covered by collective bargaining and similar agreements for the foreseeable future. Strikes or work stoppages could occur that would adversely impact our relationships with our customers and our ability to conduct our business.

Risks Related to Our Indebtedness and This Offering

Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We have and, after this offering, will continue to have a significant amount of indebtedness. As of June 27, 2010, we had total consolidated indebtedness of $1,169.7 million on an actual basis and would have had $1,133.1 million (which amount, with respect to the notes, reflects the face amount of the notes) on an as adjusted basis after giving effect to the Refinancing Transactions.

Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness, including the notes. It could also have significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

Despite current substantial indebtedness levels, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. For example, as of June 27, 2010, on an as adjusted basis after giving effect to the Refinancing Transactions, after taking into account the limitations under the covenants under the Credit Facilities and the Existing Senior Notes, we expect that we would have had approximately $335.5 million borrowing capacity, consisting of $301.1 million of aggregate borrowing capacity under our revolving credit facility and $34.4 million of borrowing capacity under our accounts receivable securitization facility. Except for the limitation on our ability to incur any indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the notes, the indenture does not limit the amount of indebtedness which may be issued by us or our subsidiaries under the indenture or otherwise. Adding new indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the notes.

Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

The Credit Facilities and Existing Senior Notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests such as incur debt, create liens, consolidate, merge or dispose of certain assets, make certain investments and engage in certain acquisitions. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Upon acceleration of our other material indebtedness, holders of the notes could declare all amounts outstanding under the notes immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured indebtedness, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. In addition, counterparties to some of our long-term customer contracts may have the right to amend or terminate those contracts if we have an event of default or a declaration of acceleration under certain of our indebtedness, which could adversely affect our business, financial condition or results of operations.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes. Our ability to generate cash depends on many factors beyond our control. We may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. If we do not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to pay our indebtedness, including the notes, or to fund our liquidity needs, we may be forced to:

•	refinance all or a portion of our indebtedness, including the notes, on or before the maturity thereof;

•	sell assets;

•	reduce or delay capital expenditures; or

•	seek to raise additional capital.

In addition, we may not be able to affect any of these actions on commercially reasonable terms or at all. Our ability to refinance this indebtedness will depend on our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as our ability to satisfy our obligations in respect of the notes.

Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness and possibly all of our future borrowings.

The notes will be our general unsecured senior subordinated obligations. The notes will be subordinated in right of payment to all existing and future senior indebtedness of Teleflex, including our indebtedness under the Credit Facilities and Existing Senior Notes, and will rank equal in right of payment with all future senior subordinated indebtedness of Teleflex. See “Description of Notes — Subordination”.

In addition, all payments on the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

Our Credit Facilities and Existing Senior Notes are collateralized by a first priority security interest in the shares of certain of our domestic and foreign subsidiaries. The notes will be junior to all of our existing and future secured indebtedness, including indebtedness under the Credit Facilities, the Existing Senior Notes and our accounts receivable securitization facility, to the extent of the value of the assets securing such indebtedness as well as our remaining assets to the extent that such indebtedness is also senior indebtedness. In the event of any distribution or payment of our or our subsidiaries’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral and holders of senior indebtedness will have a prior claim with respect to the remaining assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Holders of the notes will participate ratably with all holders of our unsecured senior subordinated indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

We are a holding company. Substantially all of our business is conducted through our subsidiaries. Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us. Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries because our subsidiaries will not guarantee the notes.

We are a holding company. Substantially all of our business is conducted through our subsidiaries, which are separate and distinct legal entities. Therefore, our ability to service our indebtedness, including the notes, is dependent on the earnings and the distribution of funds (whether by dividend, distribution or loan) from our subsidiaries. None of our subsidiaries is obligated to make funds available to us for payment on the notes. We cannot assure you that the agreements governing the existing and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, any payment of dividends, distributions or loans to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Furthermore, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings.

The notes will not be guaranteed by any of our subsidiaries. Accordingly, none of our subsidiaries is obligated to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Consequently, claims of holders of the notes will be structurally subordinated to the claims of creditors of these subsidiaries, including trade creditors.

In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, such subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of June 27, 2010, on an as adjusted basis after giving effect to the Refinancing Transactions, our subsidiaries had $1,491.3 million of indebtedness (including indebtedness under our Credit Facilities and our Existing Senior Notes) and other liabilities (including trade payables) outstanding. Our subsidiaries generated 99.4% and 99.1% of our consolidated net revenues in the year ended December 31, 2009 and the six-month period ended June 27, 2010, respectively, and held 93.2% of our consolidated assets as of June 27, 2010.

The notes are not protected by restrictive covenants, which may allow us to engage in transactions that may impair our ability to fulfill our obligations under the notes.

The indenture governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring debt or issuing or repurchasing our other securities. Because the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”, “Description of Notes — Consolidation, Merger and Sale of Assets” and “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” and “— Subordination”, we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Other than the purchase right, the restrictions provided by the merger covenant and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

Some significant restructuring transactions that may adversely affect you may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a “fundamental change” (as defined under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”), you have the right, at your option, to require us to purchase your notes for cash. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We may not be able to purchase the notes upon a fundamental change.

If a fundamental change occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. However, we may not have sufficient funds at the time of the fundamental change to purchase all of the notes delivered for purchase and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. If we fail to pay the fundamental change purchase price when due, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing under our other indebtedness.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate by a number of additional shares of common stock for the notes so surrendered for conversion. The increase in the conversion rate will be determined based on the date on which the specified corporate event becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”.

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for any lost option time value of your notes as a result of such transaction, it may not adequately compensate you for such loss. In addition, if the price of our common stock in the transaction is greater than $      per share or less than $      (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of our common stock issuable upon conversion as a result of this adjustment exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments”.

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments”. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in connection with an acquisition that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

We may not pay dividends on our common stock in the future.

Holders of our common stock are only entitled to receive dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, compliance with debt instruments, legal requirements and other factors as our board of directors deems relevant. We cannot assure you that the current $0.34 quarterly cash dividend will not be reduced, or eliminated, in the future.

The contingent conversion features of the notes, if triggered, may adversely affect our financial condition.

In the event a conversion contingency is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes — Conversion Rights”. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional shares), we would be required to settle a portion of or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, if the method of settlement effective during the period reflected in the financial statements is cash settlement or combination settlement, we would be required under applicable accounting rules to reclassify all of the outstanding principal of the notes as a current rather than long-term liability in such financial statements, which would result in a material reduction of our net working capital.

The contingent conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely exchange may also adversely affect the trading price of the notes and your ability to resell the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

We have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock to satisfy our conversion obligation under the notes (if any). We will from time to time make an election with respect to the settlement method which election shall be effective until we provide notice of an election of a different settlement method. If we elect to satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion will be based upon the volume weighted average prices of our common stock for each of the 80 trading days during the cash settlement averaging period. As described under “Description of Notes — Conversion Rights — Settlement Upon Conversion”, this period means, for notes with a conversion date occurring on or after March 30, 2017, the 80 consecutive trading-day period beginning on, and including, the 82nd scheduled trading day prior to the maturity date, and in all other instances, the 80 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date.

Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighed average prices of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive. See “Description of Notes — Settlement Upon Conversion”.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional shares, on the third business day following the relevant conversion date; provided that for all such conversions occurring on or after the record date immediately preceding the maturity date (which is July 15, 2017), we will deliver the shares of our common stock on the maturity date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

We may elect to deliver cash or a combination of cash and shares of our common stock upon conversion. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number into which their notes are convertible.

Because we have the right to elect cash settlement or combination settlement, upon conversion, holders may not receive any shares of our common stock or they may receive fewer shares of our common stock relative to the conversion value of the notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares of our common stock could be subordinated further to the claims of our other creditors or treated as an equity interest in bankruptcy.

The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we intend to enter into privately negotiated convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that will initially underlie the notes sold in the offering. The convertible note hedge transactions are expected to reduce our exposure to potential dilution with respect to our common stock and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the notes. Separately, we also intend to enter into privately negotiated warrant transactions relating to the same number of shares of our common stock with the hedge counterparties with a strike price of $     , subject to customary anti-dilution adjustments, pursuant to which we may be obligated to issue shares of our common stock. The warrant transactions could have a dilutive effect with respect to our common stock or, if we so elect, obligate us to make cash payments to the extent that the market price per share of our common stock exceeds the strike price of the warrants on any expiration date of the warrants.

In connection with establishing its initial hedges of the convertible note hedge transactions and the warrant transactions, the hedge counterparties (and/or their affiliates):

•	expect to enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these cash-settled over-the-counter derivative transactions and purchase shares of our common stock in open market transactions shortly following the pricing of the notes.

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly following the pricing of the notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, the hedge counterparties (and/or their affiliates) expect to modify their hedge positions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to the conversion of the notes) by entering into or unwinding various over-the-counter derivative transactions with respect to shares of our common stock, and/or by purchasing or selling shares of our common stock or the notes in privately negotiated transactions and/or open market transactions. The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the value that you will receive upon the conversion of the notes.

The decision by the hedge counterparties (and/or their affiliates) to engage in any of these hedging transactions and discontinue any of these transactions with or without notice, once commenced, is within the sole discretion of the hedge counterparties (and/or their affiliates).

In addition, if the convertible note hedge transactions and warrant transactions fail to become effective, or if the offering is not completed, the hedge counterparties or their affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

See “Description of the Concurrent Convertible Note Hedge Transactions and Warrant Transactions” and “Underwriting; Conflicts of Interest”.

The convertible note hedge transactions and the warrant transactions are separate transactions (in each case entered into by us with the hedge counterparties), are not part of the terms of the notes and will not affect holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transaction or the warrant transactions.

We are subject to counterparty risk with respect to the convertible note hedge transactions.

Each hedge counterparty is a financial institution or the affiliate of a financial institution, and we will be subject to the risk that one or more hedge counterparties may default under the convertible note hedge transactions. Our exposure to the credit risk of each hedge counterparty will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including a bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If a hedge counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the convertible note hedge transaction with that hedge counterparty. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in our stock market price and in volatility of our common stock. In addition, upon a default by a hedge counterparty, we may suffer adverse tax consequences and dilution with respect to our common stock. We can provide no assurances as to the financial stability or viability of the hedge counterparties.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

At an open meeting on February 24, 2010, the SEC adopted a new short sale price test by amending Rule 201 of Regulation SHO. On May 10, 2010, the amendments to Rule 201 became effective. The amendments restrict the short selling of any “covered security” that triggers a circuit breaker by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 is required by November 10, 2010. Because our common stock is a “covered security”, the new restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

In addition, on May 18, 2010, several national securities exchanges filed proposed rule changes with the SEC under which they would be permitted to halt trading in certain individual stocks if the price moves at least 10% from a sale in a five-minute period. Similarly, on May 18, 2010, the Financial Industry Regulatory Authority, Inc. (“FINRA”) proposed an amendment to FINRA Rule 6121 (Trading Halts Due to Extraordinary Market Volatility) to allow FINRA to halt all trading by FINRA members otherwise than on an exchange following the initiation by a primary securities exchange of a trading halt under the rules of that exchange. On June 10, 2010, the SEC granted accelerated approval of the proposed rule changes. The proposed rule changes will initially be implemented only during a pilot period ending on December 10, 2010, and only with respect to securities included in the S&P 500 Index, however, the SEC is currently considering FINRA’s request to expand the pilot to cover securities included in the Russell 1000 Index. Because our common stock is included in the Russell 1000 Index, and FINRA and the exchanges are expected to file additional proposed rule changes, some of which may extend the pilot period or make the rule changes permanent, both the rule changes already approved by the SEC and any future proposed rule changes may decrease, or prevent an increase in, the market price and/or liquidity of our common stock and/or interfere with the ability of investors in, and potential purchasers of, the notes, to effect hedging transactions in or relating to our common stock and to conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the notes.

On July 21, 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act. This new legislation may require many over-the-counter swaps to be centrally cleared and traded on exchanges or comparable trading facilities. In addition, swap dealers and major market participants may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to implement a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investor in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The legislation will become effective on the later of 360 days following the enactment of the legislation or 60 days after the publication of the final rule, however, it is unclear whether the margin requirements will apply retroactively to existing swap transactions. We cannot predict how this legislation will be implemented by the SEC or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, any FINRA and national securities exchange rule changes, and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible notes issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales in our common stock, including the recently adopted amendments to Regulation SHO, any proposed FINRA or exchange rule changes or the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

The market price of our common stock has in the past been, and may in the future be, volatile. This volatility may adversely affect the trading price of the notes and the price at which you could sell shares of our common stock you receive upon conversion, if any.

The market price of our common stock has varied between a low of $42.34 on July 20, 2009 and a high of $66.07 on April 20, 2010 in the twelve-month period ended June 30, 2010. This volatility may affect the price at which you could sell the shares of our common stock, if any, you receive upon conversion of your notes, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including:

•	variations in our quarterly operating results from our expectations or those of securities analysts or investors;

•	strategic actions by us or our competitors, such as significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in market valuations or operating performance of our competitors or companies similar to us;

•	additions and departures of key personnel;

•	downward revisions in securities analysts’ estimates;

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;

•	conditions in the industries in which we compete;

•	general global macroeconomic conditions; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and other companies in our industries. The price of our common stock could fluctuate based on factors that have little or nothing to do with our company and are outside of our control, and these fluctuations could materially reduce the price of our common stock and your ability to sell the shares you receive, if any, upon conversion of your notes at a price at or above the price your paid for your investment.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. As described in the preceding risk factor, the market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors, trading counterparties or suppliers regarding their own performance, as well as regulatory changes or developments, industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

We may Issue additional shares of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, which could lower the price of our common stock and adversely affect the trading price of the notes.

Subject to lock-up provisions that apply for the first 90 days after the date of this prospectus supplement, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. As of June 27, 2010, we had outstanding approximately 39.9 million shares of our common stock, options to purchase approximately 2.5 million shares of our common stock (of which approximately 1.5 million were vested as of that date), approximately 0.4 million of restricted stock awards (which are expected to vest over the next three years) and approximately 20,000 shares of our common stock to be distributed from the deferred compensation plan. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, upon conversion of the notes and upon the exercise of the warrants to be issued in connection with this offering. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock.

If we issue additional shares of our common stock or instruments convertible into our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes. Furthermore, the conversion of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of such shares of our common stock issuable upon any conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the anticipated issuance and sale of substantial amounts of common stock or conversion of the notes into shares of our common stock could depress the price of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent we elect to satisfy our conversion obligation partially or fully in shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but, to the extent our conversion obligation includes shares of our common stock, holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected physical settlement) or, subject to certain exceptions, the last trading day of the cash settlement averaging period (if we have elected cash settlement or combination settlement), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

There is currently no public market for the notes and an active trading market for the notes may not develop. The failure of a market for the notes to develop could adversely affect the liquidity and value of your notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity for the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

An adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes in the future and if such rating service were to assign a rating on the notes below the rating expected by investors or subsequently reduce its rating or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, and certain of those adjustments may cause you to be treated as having received a deemed dividend. For example, if the conversion rate is increased in respect of taxable dividends to holders of our common stock or upon a make-whole fundamental change, you may be deemed to have received a dividend subject to United States federal income tax without the receipt of any cash. If withholding taxes are payable in respect of a deemed taxable dividend, we may withhold amounts otherwise owed to you, including, but not limited to, interest payments or conversion settlement amounts subsequently paid to you. See “Certain United States Federal Income and Estate Tax Considerations”.

Certain provisions of our corporate governing documents and Delaware law could discourage, delay, or prevent a merger or acquisition.

Provisions of our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock. For example, our certificate of incorporation authorizes our board of directors to determine the number of shares in a series, the consideration, dividend rights, liquidation preferences, terms of redemption, conversion or exchange rights and voting rights, if any, of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to Section 203 of the Delaware General Corporation Law, which imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. These provisions could have the effect of delaying or deterring a third party to acquire us even if an acquisition might be in the best interest of our stockholders, and accordingly could reduce the market price of our common stock and the value of your notes.

Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such acquisition event. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, and accordingly could reduce the market price of our common stock and the value of your notes.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have an adverse effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. ASC 470-20 requires the fair value of the conversion option of the notes be reported as a component of stockholders’ equity and included in the additional paid-in-capital on our consolidated balance sheet. The value of the conversion option of the notes will be reported as discount to the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount (non-cash interest) and the instrument’s cash interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical and pro forma ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Earnings available for fixed charges consist of pre-tax earnings from continuing operations before income or loss from equity investees, fixed charges, distributed earnings of equity investees and amortization of capitalized interest, reduced by non-controlling interest income or loss. Fixed charges consist of interest expense, amortization of debt discount and expenses and the portion of rental expense estimated to be the equivalent of interest.

	Pro Forma(1)
	Six Months
	Ended	Year Ended	Six Months Ended		Year Ended December 31,
	June 27,	December 31,	June 27,	June 28,
	2010	2009	2010	2009	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	3.0	2.5	3.5	2.3	2.7	2.0	1.8	2.7	2.7

(1)	The pro forma ratio of earnings to fixed charges assumes the Refinancing Transactions were completed as of January 1, 2009.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $      million (or approximately $      million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use approximately $      million of the net proceeds from this offering to fund the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants). We intend to use the remainder of the net proceeds from this offering, together with available cash and borrowings under our revolving credit facility, to:

•	repay $200.0 million of term loan borrowings under our Credit Facilities;

•	prepay all of our Existing 2007 Senior Notes at an aggregate prepayment purchase price equal to the aggregate principal amount of $196.6 million plus a prepayment make-whole amount expected to be between $26.0 million and $30.0 million (based on current interest rates) and accrued and unpaid interest to, but not including, the prepayment date; and

•	pay related transaction fees and expenses.

We expect to repay the $200.0 million of term loan borrowings under our Credit Facilities concurrently with the closing of this offering. We expect to prepay all of the Existing 2007 Senior Notes shortly after the closing of this offering.

As of June 27, 2010, we had $600.0 million of term loan borrowings outstanding under our Credit Facilities and $196.6 million aggregate principal amount of Existing 2007 Senior Notes. The final scheduled maturity of the existing term loans under our Credit Facilities is October 1, 2012, and the borrowings thereunder had a weighted average interest rate of 1.33% for the second quarter ended June 27, 2010. The interest rates and scheduled maturities on the Existing 2007 Senior Notes are as follows: (i) 7.62% for the Series A Senior Notes due October 1, 2012, (ii) 7.94% for the Series B Senior Notes due October 1, 2014 and (iii) a weighted average interest rate of 3.09% for the second quarter ended June 27, 2010 for the Series C Senior Notes due October 1, 2012. See “Description of Other Indebtedness.”

Affiliates of certain of the underwriters act as agents and/or lenders under our Credit Facilities and will receive a portion of the net proceeds of this offering in connection with the amendment, extension and partial repayment of our Credit Facilities. See “Underwriting; Conflicts of Interest”.

If the underwriters exercise their option to purchase additional notes, the notional size of the convertible note hedge transactions and the warrant transactions will be automatically increased in a manner proportionate to the increase in the principal amount of the notes being sold in the offering. In such event, we intend to use a proportionate portion of the net proceeds from the sale of such additional notes (together with the proceeds to us from the increase in the size of the warrant transactions) to fund the additional cost of the increased convertible note hedge transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 27, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Refinancing Transactions.

This table should be read in conjunction with the information set forth under the “Use of Proceeds” section and the “Description of Other Indebtedness” section included in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 27, 2010
	Actual	As Adjusted(1)
	(Dollars in thousands)

Cash and cash equivalents	$287,129	$

Current borrowings:
Accounts receivable securitization facility(2)	$39,700	$
Other(3)	1,764

Total current borrowings	$41,464	$
Long-term debt:
Credit Facilities:
Term loan facility due 2012	$600,000	$
Term loan facility due 2014	—
Revolving credit facility due 2012(4)	—
Revolving credit facility due 2014(4)	—
Existing 2007 Senior Notes:
7.62% Series A Senior Notes due 2012	130,000
7.94% Series B Senior Notes due 2014	40,000
Floating Rate Series C Senior Notes due 2012	26,600
Existing 2004 Senior Notes(5):
6.66% Series 2004-1 Tranche A Senior Notes due 2011	145,000
7.14% Series 2004-1 Tranche B Senior Notes due 2014	96,500
7.46% Series 2004-1 Tranche C Senior Notes due 2016	90,100
% Convertible Senior Subordinated Notes due 2017(6)	—
Unamortized discount on % Convertible Senior Subordinated Notes due 2017(6)	—

Total long-term debt	$1,128,200	$

Total debt	$1,169,664	$
Common shareholders’ equity:
Common shares, $1 par value(7)	42,191
Additional paid-in capital(6)	289,319
Retained earnings	1,502,831
Accumulated other comprehensive income	(121,188)
Less: Treasury stock, at cost (2,264,190 shares)	(135,921)

Total common shareholders’ equity	$1,577,232	$

Total capitalization	$2,746,896	$

(1)	For purposes of these calculations, the as adjusted information assumes that the prepayment make-whole amount included in the aggregate prepayment purchase price of the Existing 2007 Senior Notes equals approximately $27.6 million, based on applicable interest rates as of August 2, 2010; the actual amount of the prepayment make-whole amount will be calculated using applicable interest rates on the second business day preceding the prepayment date. In addition, the as adjusted information assumes that accrued and unpaid interest equals approximately $4.9 million.

(2)	The unused borrowing capacity under our accounts receivable securitization facility was $34.4 million on an actual basis and $34.4 million (expected) on an as adjusted basis.

(3)	Other current borrowings consist of outstanding indebtedness under a short-term working capital credit facility supporting an operating subsidiary in China.

(4)	Aggregate unused borrowing capacity under our revolving credit facility was $297.8 million on an actual basis and $301.1 million (expected) on an as adjusted basis.

(5)	The interest rates are effective as of June 28, 2010.

(6)	In accordance with ASC 470-20, the fair value of the feature to convert the debt into common stock is reported as a component of stockholders’ equity. Upon issuance of the notes, the debt will be reported at a discount to the face amount resulting in a decrease in the amount of debt with an increase in equity reported in our financial statements. Under GAAP, the amount of debt reported will accrete up to the face amount over the expected term of the debt. The determination of the fair values of the debt and equity components has been estimated but is subject to change based upon the completion of our analysis of non-convertible debt interest rates. We currently estimate that the fair value of the feature to convert the debt into common stock which will be reported as unamortized discount on the notes being offered is equal to $ million; this amount will be reported, on a pre-tax basis, as an increase to additional paid-in capital on an as adjusted basis. ASC 470-20 does not affect the actual amount that we are required to repay. In addition, additional paid-in capital is reduced, on a pre-tax basis, by $ million on an as adjusted basis by the net cost of the convertible note hedge transactions and warrant transactions.

(7)	There are 200,000,000 authorized shares of our common stock, of which 39,927,082 shares were issued and outstanding as of July 14, 2010 on an actual and as adjusted basis. This amount does not include (i) the shares of our common stock issuable upon conversion of the notes being offered hereby if we elect to satisfy our conversion obligation by physical settlement or combination settlement; (ii) the shares of our common stock issuable under the warrant transactions being entered into concurrently with this offering; (iii) 2,475,030 shares of our common stock issuable upon exercise of outstanding stock options granted under our 2000 stock compensation plan (the “2000 Plan”) and our 2008 stock incentive plan (the “2008 Plan”); (iv) 421,871 shares of our common stock issuable upon vesting of outstanding restricted stock awards under the 2000 Plan; (v) 1,724,910 shares of our common stock reserved for issuance under the 2000 Plan and the 2008 Plan; and (vi) approximately 20,000 shares to be distributed from the deferred compensation plan.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is publicly traded on the New York Stock Exchange under the symbol “TFX”. As of July 14, 2010, we had 39,927,082 shares of our common stock outstanding and approximately 790 holders of record of our common stock.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE and the amount of dividends paid per share of our common stock. The last reported sale price of our common stock on July 30, 2010 was $56.67 per share.

	Share Prices		Dividend Paid
	High	Low	Per Share

Year Ended December 31, 2010
First Quarter	$64.17	$54.74	$0.34
Second Quarter	66.07	53.21	0.34
Third Quarter (through July 30, 2010)	56.67	52.36
Year Ended December 31, 2009
First Quarter	$54.61	$37.56	$0.34
Second Quarter	46.54	37.21	0.34
Third Quarter	51.31	42.34	0.34
Fourth Quarter	55.30	46.87	0.34
Year Ended December 31, 2008
First Quarter	$63.60	$47.82	$0.32
Second Quarter	60.18	47.21	0.34
Third Quarter	68.23	51.00	0.34
Fourth Quarter	65.64	40.00	0.34

DIVIDEND POLICY

The payments and amounts of future dividends will depend upon earnings, overall financial condition and capital requirements, as well as general business and market conditions, and will be determined by our board of directors on a quarterly basis. We cannot assure you that the current $0.34 quarterly cash dividend will not be reduced, or eliminated, in the future. See “Risk Factors — Risks Related to Our Indebtedness and This Offering — We may not pay dividends on our common stock in the future”.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data which have been derived from and should be read together with, and are qualified in their entirety by reference to, our financial statements and the accompanying notes to those statements and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2010 and our Current Report on Form 8-K filed on July 27, 2010, which we have incorporated by reference in this prospectus supplement and the accompanying prospectus.

The historical financial statements have been revised to report the reclassification of our SSI and Heavy Lift businesses as discontinued operations. In addition, certain reclassifications have been made to the prior year consolidated financial statements as a result of new accounting guidance to conform to current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.

The selected historical financial data for the six months ended June 27, 2010 and June 28, 2009 include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations for this period. The results of the six months ended June 27, 2010 are not necessarily indicative of the result to be expected for the full year.

	Six Months Ended		Years Ended
	June 27,	June 28,
	2010	2009	2009	2008		2007		2006	2005
	(Dollars in thousands, except per share data)

Statement of Income Data:(1)
Net revenues	$882,874	$854,280	$1,788,137	$1,941,789		$1,470,631		$1,236,228	$1,188,203
Materials, labor and other product costs	479,724	471,897	994,179	1,116,252		902,090		762,293	752,992
Gross profit	403,150	382,383	793,958	825,537		568,541		473,935	435,211
Selling, engineering and administrative expenses	254,221	248,520	507,133	549,348		394,653		330,134	290,111
In-process research and development expenses	—	—	—	—		30,000		—	—
Goodwill impairment	—	6,728	6,728	—		2,448		1,003	—
Net loss (gain) on sales of businesses and assets	—	2,597	2,597	(296)		1,110		732	(14,114)
Restructuring and other impairment charges	538	8,629	15,057	27,701		7,421		17,110	23,140
Income from continuing operations before interest and taxes	148,391	115,909	262,443	248,784	(2)	132,909	(2)	124,956	136,074
Interest expense	38,619	47,396	89,463	121,589		74,652		39,928	45,006
Interest income	(394)	(1,668)	(2,535)	(2,272)		(9,427)		(6,214)	(4,363)
Income from continuing operations before taxes	110,166	70,181	175,515	129,467	(2)	67,684	(2)	91,242	95,431

	Six Months Ended		Years Ended
	June 27,	June 28,
	2010	2009	2009	2008		2007		2006	2005
	(Dollars in thousands, except per share data)

Taxes on income from continuing operations	32,566	13,640	37,119	41,542		106,004		25,129	21,794
Income (loss) from continuing operations	77,600	56,541	138,396	87,925	(2)	(38,320	)(2)	66,113	73,637
Operating income from discontinued operations(3)	41,301	278,386	276,553	83,272		393,310		127,302	114,788
Taxes on income from discontinued operations	20,417	102,548	100,938	16,595		177,828		29,028	29,271
Income from discontinued operations	20,884	175,838	175,615	66,677		215,482		98,274	85,517
Net income	98,484	232,379	314,011	154,602	(2)	177,162	(2)	164,387	159,154
Less: Net income (loss) attributable to noncontrolling interest	664	538	1,157	747		459		(277)	(504)
Income from discontinued operations attributable to noncontrolling interest	—	9,860	9,860	34,081		30,219		25,234	20,841
Amounts attributable to common shareholders for income (loss) from continuing operations	76,936	56,003	137,239	87,178	(2)	(38,779	)(2)	66,390	74,141
Per Share Data:(1)
Income (loss) from continuing operations — basic	$1.93	$1.41	$3.46	$2.20		$(0.99)		$1.67	$1.83
Income (loss) from continuing operations — diluted	1.91	1.40	3.44	2.19		(0.99)		1.66	1.81
Cash dividends	0.68	0.68	1.36	1.34		1.245		1.105	0.97
Balance Sheet Data:
Cash and cash equivalents	$287,129	$114,270	$188,305	$107,275		$201,342		$248,409	$239,536
Goodwill	1,409,197	1,444,424	1,459,441	1,474,123		1,502,256		514,006	504,666
Intangibles and other assets, net	994,395	1,060,418	1,045,706	1,090,852		1,211,172		259,229	259,218
Total assets	3,743,744	3,778,763	3,839,005	3,926,744		4,187,997		2,361,437	2,403,048
Long-term borrowings, less current portion	1,128,200	1,299,686	1,192,491	1,437,538		1,540,902		487,370	505,272
Shareholders’ equity	1,577,232	1,462,050	1,580,241	1,246,455		1,328,843		1,189,421	1,142,074

	Six Months Ended		Years Ended
	June 27,	June 28,
	2010	2009	2009		2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Statement of Cash Flows Data:(1)
Net cash provided by (used in) operating activities from continuing operations	$100,154	$(27,755)	$177,715	(4)	$98,771 (4)	$223,399	$118,661	$184,986
Net cash (used in) provided by financing activities from continuing operations	(44,195)	(266,771)	(402,213)		(180,769)	1,111,418	(192,768)	(253,769)
Net cash provided by (used in) investing activities from continuing operations	59,338	285,262	285,109		(29,942)	(1,492,386)	(61,178)	92,725
Free cash flow(5)	84,839	(41,952)	148,954		65,768	184,081	85,273	153,154

(1)	Amounts have been revised to exclude the impact of businesses that have been presented in our consolidated financial results as discontinued operations.

(2)	The table below sets forth the effect of certain items on the Company’s results for 2008 and 2007. These are (i) the write-off of in-process R&D acquired in connection with the Arrow acquisition, (ii) the write-off of a fair value adjustment to inventory acquired in the Arrow acquisition, (iii) a tax adjustment related to repatriation of cash from foreign subsidiaries and a change in position regarding untaxed foreign earning, and (iv) the write-off of deferred financing cost in connection with the repayment of a portion of the Company’s long-term debt.

	2008 Impact		2007 Impact
	Income from		Income from
	Continuing	Income (Loss)	Continuing	Income (Loss)
	Operations Before	from Continuing	Operations Before	from Continuing
	Interest and Taxes	Operations	Interest and Taxes	Operations
	(Dollars in thousands)

(i) in process R&D write-off	$—	$—	$30,000	$30,000
(ii) Write-off of inventory fair value adjustment	6,936	4,449	28,916	18,550
(iii) Tax adjustment related to untaxed unremitted earnings of foreign subsidiaries	—	—	—	80,910
(iv) Write-off of deferred financing costs	—	—	4,803	3,405

(3)	Net gain (loss) on disposal of discontinued operations included in operating income from discontinued operations is as follows:

	Six Months Ended		Years Ended
	June 27,	June 28,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands)

Net gain (loss) on disposal of discontinued operations	$38,562	$275,787	272,307	$(8,238)	$299,456	$182	$34,851

(4)	Both 2009 and 2008 cash flow from continuing operations reflect the impact of estimated tax payments made in connection with businesses divested of $97.5 million and $90.2 million, respectively.

(5)	Free cash flow is calculated by reducing cash provided by operating activities from continuing operations by capital expenditures. Free cash flow is considered a non-GAAP financial measure. We use this financial measure for internal managerial purposes, when publicly providing guidance on possible future results, and to evaluate period-to-period comparisons. This financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes that free cash flow is a useful measure to investors because it facilitates an assessment of funds available to satisfy current and future obligations, pay dividends and fund acquisitions. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations, such as debt service, that are not deducted from the measure. Management strongly encourages investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

	Six Months Ended		Years Ended
	June 27,	June 28,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands)

Free cash flow	$84,839	$(41,952)	$148,954	$65,768	$184,081	$85,273	$153,154
Capital expenditures	15,315	14,197	28,761	33,003	39,318	33,388	31,832
Net cash provided by (used in) operating activities from continuing operations	100,154	(27,755)	177,715	98,771	223,399	118,661	184,986

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

On October 1, 2007, we entered into the agreement governing our existing Credit Facilities, which provides for a five-year term loan facility of $1.4 billion and a five-year revolving line of credit facility of $400 million, both of which carried initial interest rates of LIBOR plus a spread of 150 basis points, and both of which have a maturity date of October 1, 2012. The spread is subject to adjustment based upon our consolidated leverage ratio (generally, Consolidated Total Indebtedness to Consolidated EBITDA, each as defined in the agreement governing our existing Credit Facilities). At June 27, 2010, the spread over LIBOR was 100 basis points. The revolving credit facility is used principally for seasonal working capital needs.

On October 1, 2007, we also executed an interest rate swap for $600 million of the term loan from a floating 3-month U.S. dollar LIBOR rate to a fixed rate of 4.75%. The swap amortizes down to a notional value of $350 million in October 2010 and matures in 2012.

Currently, the obligations under the agreement governing our existing Credit Facilities are guaranteed by substantially all of our material wholly-owned domestic subsidiaries and are secured by a pledge of shares of certain of our domestic and foreign subsidiaries. The Credit Facilities have mandatory prepayment requirements under certain circumstances, including, but not limited to, upon the sale of certain assets and, so long as the Existing Senior Notes are outstanding, upon certain cash payments to the holders of the notes being offered hereby, and outstanding borrowings may be accelerated upon certain events of default. For a summary of the covenants under the Credit Facilities, see below under “— Covenants Under Our Credit Facilities and Existing Senior Notes”.

At June 27, 2010 we had outstanding borrowings under the term loan of $600.0 million. At June 27, 2010, we had no borrowings outstanding and approximately $5.0 million in outstanding standby letters of credit under our $400.0 million revolving credit facility.

Immediately prior to this offering, we amended certain terms of the Credit Facilities, principally to permit certain terms of the notes offered hereby and the concurrent convertible note hedge transactions and warrant transactions.

Amendment, Extension and Partial Repayment of our Credit Facilities

Concurrently with the closing of this offering, we expect to amend certain terms of our Credit Facilities. In connection with the amendment, we expect to extend the final maturity date of $363.9 million of our borrowings under our $400.0 million term loan facility (as amended) and $366.3 million of commitments under our $400.0 million revolving credit facility from October 1, 2012 to October 1, 2014. The extended term loans are expected to be repaid in accordance with an amortization schedule, with quarterly payments of 2.5% of the original principal amount of such extended term loans commencing on December 31, 2012. In addition, in connection with the amendment, we will be required to repay $200.0 million of term loan borrowings outstanding under our Credit Facilities. The effectiveness of the amendment and extension is conditioned upon the closing of this offering of the notes and the $200.0 million repayment of our term loan borrowings under our Credit Facilities.

Upon the effectiveness of the amendment and extension and the partial repayment of our Credit Facilities, we expect to have $400.0 million in aggregate term loan borrowings, of which we expect $36.1 million to have a final maturity date of October 1, 2012 and $363.9 million to have a final maturity date of October 1, 2014. In addition, we expect to have $10.0 million in aggregate borrowings under the revolving credit facility, of which we expect $0.8 million to be borrowed under the commitments with a final maturity date of October 1, 2012 and $9.2 million to be borrowed under the commitments with a final maturity date of October 1, 2014. We also expect to have approximately $5.0 million in aggregate outstanding standby letters of credit.

Any of the extended term loans and loans under the extended revolving credit facility are expected to carry interest rates of LIBOR plus a spread based upon our consolidated leverage ratio. As of the closing of the amendment to the Credit Facilities, the spread over LIBOR for any of the extended loans is expected to be 225 basis points. Similarly, any unused extended revolving commitments are expected to accrue a commitment fee of LIBOR plus a spread based upon our consolidated leverage ratio. As of the closing of the amendment to the Credit Facilities, the commitment fee for the unused extended revolving commitments is expected to be 37.5 basis points. In connection with the amendment, certain of our non-core subsidiaries are expected to be released from their guarantee of the Credit Facilities and certain of the pledges of shares of certain of our foreign subsidiaries are expected to be released.

Existing Senior Notes

As of June 27, 2010 (with respect to the interest rates, as of June 28, 2010) the Existing 2004 Senior Notes consisted of:

•	$145.0 million in aggregate principal amount of 6.66% Series 2004-1 Tranche A Senior Notes due July 8, 2011;

•	$96.5 million in aggregate principal amount of 7.14% Series 2004-1 Tranche B Senior Notes due July 8, 2014; and

•	$90.1 million in aggregate principal amount of 7.46% Series 2004-1 Tranche C Senior Notes due July 8, 2016.

As of June 27, 2010, the Existing 2007 Senior Notes consisted of:

•	$130.0 million in aggregate principal amount of 7.62% Series A Senior Notes due October 1, 2012;

•	$40.0 million in aggregate principal amount of 7.94% Series B Senior Notes due October 1, 2014; and

•	$26.6 million in aggregate principal amount of Floating Rate Series C Senior Notes due October 1, 2012.

The Existing Senior Notes rank pari passu in right of repayment with our obligations under our Credit Facilities (the “primary bank obligations”) and are secured and guaranteed in the same manner as the primary bank obligations. The Existing Senior Notes have mandatory prepayment requirements under certain circumstances, including, but not limited to, upon the sale of certain assets and certain cash payments to the holders of the notes being offered hereby, and may be accelerated upon certain events of default, in each case, on the same basis as the primary bank obligations. For a summary of the covenants under the Existing Senior Notes, see below under “— Covenants Under Our Credit Facilities and Existing Senior Notes”.

Immediately prior to this offering, we amended certain terms of our Existing Senior Notes, principally to permit certain terms of the notes offered hereby and the concurrent convertible note hedge transactions and warrant transactions. In connection with these amendments, we agreed to prepay the Existing 2007 Senior Notes within 45 days of the closing of this offering. We expect to prepay the Existing 2007 Senior Notes shortly after the closing of this offering. Pursuant to the agreement governing the Existing 2007 Senior Notes, the aggregate prepayment purchase price of all of the Existing 2007 Senior Notes will be equal to the principal amount of $196.6 million plus a prepayment make-whole amount expected to be between $26.0 million and $30.0 million (based on current interest rates) and accrued and unpaid interest to, but not including, the prepayment date.

Covenants Under Our Credit Facilities and Existing Senior Notes

The availability of loans under our Credit Facilities is dependent upon our ability to maintain our financial condition and our continued compliance with the covenants contained in our Credit Facilities and our Existing Senior Notes. Moreover, additional borrowings would be prohibited if a Material Adverse Effect (as defined in the agreement governing our Credit Facilities) were to occur.

Our Credit Facilities and our Existing Senior Notes contain covenants that, among other things, limit or restrict our ability, and the ability of our subsidiaries, to:

•	incur debt;

•	create liens;

•	consolidate, merge or dispose of certain assets;

•	make certain investments and engage in certain acquisitions;

•	pay dividends on, repurchase or make distributions in respect of capital stock; and

•	enter into swap agreements.

These agreements also require us to maintain a consolidated leverage ratio of not more than 3.50:1 and a consolidated interest coverage ratio (generally, Consolidated EBITDA to Consolidated Interest Expense, each as defined in the agreement governing our existing Credit Facilities) of not less than 3.50:1 as of the last day of any period of four consecutive fiscal quarters calculated pursuant to the definitions and methodology set forth in the agreements.

Notwithstanding these restrictions, we believe that our revolving credit facility provides us with significant flexibility to meet our foreseeable working capital needs. As of June 27, 2010, we would have been permitted to incur $297.8 million of additional debt under our revolving credit facility on an actual basis. In addition, as of such date, we expect that we would have been permitted to incur on an aggregate basis approximately $301.1 million of additional debt under our revolving credit facility on an as adjusted basis after giving effect to the Refinancing Transactions, after taking into account the limitations under the covenants under the Credit Facilities and the Existing Senior Notes. Notwithstanding the borrowing capacity described above, additional capacity would be available if borrowed funds were used to acquire a business or businesses through the purchase of assets or controlling equity interests so long as the aforementioned leverage and interest coverage ratios are met after calculating EBITDA on a pro forma basis to give effect to the acquisition.

As of June 27, 2010, we were in compliance with all other terms of our Credit Facilities and our Existing Senior Notes, and we expect to continue to be in compliance with the terms of these agreements, including the leverage and interest coverage ratios, throughout 2010.

Other Borrowings

In addition, we have an accounts receivable securitization facility under which we sell a security interest in domestic accounts receivable for consideration of up to $125.0 million to a commercial paper conduit; as of June 27, 2010, the maximum amount available for borrowing was $74.1 million. This facility is utilized from time to time for increased flexibility in funding short term working capital requirements. The agreement governing the accounts receivable securitization facility contains certain covenants and termination events. An occurrence of an event of default or a termination event under this facility may give rise to the right of our counterparty to terminate this facility. For additional information regarding this facility, please refer to “Off Balance Sheet Arrangements” included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed on July 27, 2010 and note 2 to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 27, 2010.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, dated as of          , 2010 (the “base indenture”), between us and Wells Fargo Bank, N.A., as trustee, which we refer to as the trustee, as supplemented by the first supplemental indenture, dated as of          , 2010, between us and Wells Fargo Bank, N.A. with respect to the notes (the “supplemental indenture”, and together with the base indenture, the “indenture”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus.

For purposes of this description, references to “Teleflex”, “we”, “our” and “us” refer only to Teleflex Incorporated and not to its subsidiaries.

General

The notes:

•	will be our general unsecured senior subordinated obligations;

•	will initially be limited to an aggregate principal amount of $350,000,000 (or $400,000,000 if the underwriters exercise their option to purchase additional notes in full);

•	will bear cash interest from , 2010 at an annual rate of % payable on February 1 and August 1 of each year, beginning on February 1, 2011;

•	will not be redeemable prior to maturity;

•	will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date;

•	will mature on August 1, 2017, unless earlier converted or repurchased by us at the holder’s option upon a fundamental change;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance”.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $           per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “— Conversion Rights — Settlement Upon Conversion”. If we satisfy our conversion obligation solely in cash or through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 80 trading day cash settlement averaging period (as defined below), all set forth below under “— Conversion Rights — Settlement Upon Conversion”. You will not be entitled to receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Except for the limitation on our ability to incur any indebtedness that is subordinated or junior in right of payment to any senior indebtedness and senior in right of payment to the notes, the indenture does not limit the amount of indebtedness which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “— Conversion Rights — Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” and “— Subordination”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

The notes will not have the benefit of a sinking fund.

We use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $1 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes.

We may at any time, from time to time, repurchase notes in open market purchases or by tender at any price or in negotiated transactions without giving prior notice to holders. Any notes purchased by us will be promptly cancelled by the trustee and no longer outstanding under the indenture.

Additional Notes

We may, without notice to or the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount. The notes and such additional notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments and offers to purchase; provided that, if any such additional notes subsequently issued are not fungible for U.S. federal income tax purposes or securities law purposes with any notes previously issued, such additional notes shall trade separately from such previously issued notes under a separate CUSIP number but shall otherwise be treated as a single class with all other notes issued under the indenture.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we or one of our wholly owned subsidiaries may act as paying agent or registrar.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from          , 2010, which is the date of issuance, or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2011. We may, at our election, pay additional interest under the circumstances described under “— Events of Default”.

Interest will be paid to the person in whose name a note is registered at 5:00 p.m., New York City time, on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

“Business Day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

All references to interest in this prospectus supplement are deemed to include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “— Events of Default”.

Ranking

The notes will be our general unsecured senior subordinated obligations. The notes will be subordinated in right of payment to our existing and future senior indebtedness, including our indebtedness under the Credit Facilities and Existing Senior Notes. See “— Subordination”. The notes will rank equally in right of payment with our future senior subordinated indebtedness. The notes will rank senior in right of payment to our future subordinated indebtedness.

Our borrowings under the Credit Facilities and Existing Senior Notes are collateralized by a first priority security interest in the shares of certain of our domestic and foreign subsidiaries. The notes will be junior to our existing and future secured indebtedness, including indebtedness under the Credit Facilities, the Existing Senior Notes and the accounts receivable securitization facility, to the extent of the value of the assets securing such indebtedness.

The notes will be structurally subordinated to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes. As of June 27, 2010, on an as adjusted basis after giving effect to the Refinancing Transactions, our subsidiaries had $1,491.3 million of indebtedness (including indebtedness under our Credit Facilities and our Existing Senior Notes) and other liabilities (including trade payables) outstanding. As of June 27, 2010, our subsidiaries held 93.2% of our consolidated assets, and for the year ended December 31, 2009 and the six months ended June 27, 2010, generated 99.4% and 99.1%, respectively, of our consolidated net revenues.

Holders of the notes will participate ratably with all holders of our unsecured senior subordinated indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sales of Assets” below and except for the provisions set forth under “— Conversion Rights — Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” and “— Subordination”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The indenture will not limit our ability to incur additional indebtedness in the future.

As of June 27, 2010, our total consolidated indebtedness was $1,169.7 million on an actual basis, 96.5% of which was our secured senior indebtedness. On an as adjusted basis after giving effect to the Refinancing Transactions, we expect our total consolidated indebtedness will be $1,133.1 million (which amount, with respect to the notes, reflects the face amount of the notes), of which 65.5% will be secured senior indebtedness. See “Capitalization”.

Subordination

The payment of principal of and interest on, the fundamental change purchase price of, or any cash portion of our conversion obligation (if we have elected cash settlement or combination settlement) due upon conversion of, the notes will be subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all of our senior indebtedness, including senior indebtedness created, incurred, assumed or guaranteed after the date of the indenture.

The holders of senior indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations due in respect of such senior indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable senior indebtedness) before the holders of notes will be entitled to receive any payment of principal of and interest on, the fundamental change purchase price of, or the cash portion of our conversion obligation (if we have elected cash settlement or combination settlement) upon conversion of the notes, in the event of any distribution to creditors of Teleflex:

•	in a liquidation or dissolution of Teleflex;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Teleflex or its property;

•	in an assignment for the benefit of creditors; or

•	in any marshaling of Teleflex’s assets and liabilities.

Teleflex also may not make any payment or distribution to the trustee or any holder in respect of obligations with respect of the notes, and may not acquire from the trustee or any holder any notes for cash or property, if:

•	a payment default on designated senior indebtedness occurs and is continuing; or

•	any other default (a “nonpayment default”) occurs and is continuing on any series of designated senior indebtedness that permits holders of that series of designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “payment blockage notice”) from Teleflex or a representative of such holders.

Accordingly, we will not be able to satisfy our obligation to pay any cash portion of our conversion obligation (if we have elected cash settlement or combination settlement) upon conversion of the notes, during any such blockage period or comply with our obligations to purchase notes upon a holder’s exercise of its option to require us to purchase the notes upon a fundamental change. Our failure to comply with such obligations would constitute an event of default under the indenture. See “Risk Factors — Risks Related to Our Indebtedness and This Offering — Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness and possibly all of our future borrowings”.

Teleflex may and will resume payments on and distributions in respect of the notes, and may acquire them, upon the earlier of:

•	in the case of a payment default, upon the date on which such default is cured or waived; and

•	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable payment blockage notice is received, unless the maturity of any designated senior indebtedness has been accelerated, if the indenture otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

No new payment blockage notice may be delivered unless and until at least 360 days have elapsed since the delivery of the immediately prior payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or be made, the basis for a subsequent payment blockage notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives any payment of any obligations with respect to the notes when the payment is prohibited by these subordination provisions, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of senior indebtedness. Upon the proper written request of the holders of senior indebtedness, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of senior indebtedness or their proper representative.

Teleflex must promptly notify holders of senior indebtedness if payment on the notes is accelerated because of an event of default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to Teleflex or its property, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. See “Risk Factors — Risks Related to Our Indebtedness and This Offering — Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness and possibly all of our future borrowings”.

Teleflex will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is contractually subordinated or junior in right of payment to any senior indebtedness of Teleflex and senior in right of payment to the notes. No such indebtedness will be considered to be contractually subordinated or junior in right of payment to any senior indebtedness of Teleflex by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Other than as set forth in the preceding paragraph, the indenture will not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our other subsidiaries can create, incur, assume or guarantee. Under certain circumstances, the amount of additional indebtedness could be substantial, and such indebtedness may be senior indebtedness.

For purposes of these subordination provisions:

“Credit Facilities” means that certain credit agreement, dated as of October 1, 2007, by and among Teleflex, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and Bank of America, N.A., as syndication agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Designated Senior Indebtedness” means:

•	any indebtedness outstanding under the credit facilities;

•	any indebtedness outstanding under the Existing Senior Notes; and

•	any other senior indebtedness the principal amount of which is $25.0 million or more and that has been designated by us as “designated senior indebtedness”.

“Senior Indebtedness” means:

(1) all indebtedness of Teleflex outstanding under the credit facilities, the Existing Senior Notes, all hedging obligations (other than any convertible note hedge transaction or warrant transaction), all treasury management arrangements and all obligations with respect to any of the foregoing;

(2) any other indebtedness of Teleflex permitted to be incurred under the terms of the indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

(3) all obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, senior indebtedness will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Teleflex;

(2) any intercompany indebtedness of Teleflex or any of its subsidiaries to Teleflex or any of its affiliates;

(3) any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby); or

(4) the portion of any indebtedness that is incurred in violation of the indenture; provided that indebtedness under the designated senior indebtedness will not cease to be “senior indebtedness” by virtue of this clause (4) if it was advanced on the basis of an officers’ certificate to the effect that it was permitted to be incurred under the indenture.

Conversion Rights

General

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion Upon Satisfaction of Sale Price Condition”, “— Conversion Upon Satisfaction of Trading Price Condition”, and “— Conversion Upon Specified Corporate Events”. On or after May 1, 2017, holders may convert each of their notes at the applicable conversion rate at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

The conversion rate will initially be           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $           per share of our common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “— Settlement Upon Conversion”.

We will from time to time make an election with respect to the method we choose to satisfy our obligation upon conversion, which election shall be effective until we provide notice of an election of a different method of settlement. We may not elect a different settlement method after the 165th scheduled trading day preceding the maturity date, which is expected to be December 2, 2016. We initially elect to satisfy our conversion obligation through combination settlement and the specified dollar amount (as defined under “— Settlement Upon Conversion”) will be equal to $1,000.

If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “— Settlement Upon Conversion”) calculated on a proportionate basis for each trading day in a 80 trading day cash settlement averaging period (as defined below under “— Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase election, and if the notes are evidenced by a global note, such holder must comply with appropriate DTC procedures.

We will not issue fractional shares of our common stock upon conversion. Instead, we will pay cash in lieu of fractional shares, as described under “— Conversion Rights — Settlement Upon Conversion — Fractional Shares”.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. Our delivery to you of cash, shares of our common stock or a combination of cash and shares of our common stock, as the case may be, together with any cash payment for any fractional share, in accordance with the indenture, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date for the payment of interest but prior to the corresponding interest payment date, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Any notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date (whether or not the holder was a holder of record on the record date) must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made on notes converted:

•	after 5:00 p.m., New York City time, on July 15, 2017, which is the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “last reported sale price” of our common stock on any date means:

•	the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded;

•	if our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization;

•	if our common stock is not so quoted, as determined by a nationally recognized independent investment banking firm selected by us for this purpose.

The last reported sale price of our common stock will be determined without reference to early hours, after hours or extended market trading.

“Trading Day” means a day on which:

•	trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and

•	there is no market disruption event.

If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a business day.

“Market Disruption Event” means, if our common stock is listed for trading on the New York Stock Exchange or another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled Trading Day” means a day that is scheduled to be a trading day on the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

Conversion Upon Satisfaction of Sale Price Condition

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 26, 2010, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than 130% of the applicable conversion price on each applicable trading day.

Conversion Upon Satisfaction of Trading Price Condition

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017, a holder of notes may surrender all or a portion of its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of at least $1.0 million aggregate principal amount of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so. The trustee will be the initial bid solicitation agent.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of at least $1.0 million aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders and the trustee.

Conversion Upon Specified Corporate Events

Certain Distributions

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017, if we elect to:

•	issue to all or substantially all holders of our common stock rights, options or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on, and including, the trading day immediately preceding the date of announcement for such distribution;

we must notify the holders of the notes at least 85 scheduled trading days prior to the ex-dividend date for such issuance or distribution. We will announce any such issuance or distribution with the ex-dividend date on or after May 1, 2017 and on or prior to August 1, 2017, at least 85 scheduled trading days prior to such ex-dividend date. Once we have given such notice, a holder may surrender all or a portion of its notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or (ii) our announcement that such issuance or distribution will not take place. A holder may not convert any of its notes based on this conversion contingency if holders of the notes participate, at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain Corporate Events

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2017, if:

•	a transaction or event that constitutes a “fundamental change” (as defined under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) occurs;

•	a “make-whole fundamental change” (as defined under “— Adjustment to Conversion Rate in Connection with Conversion Upon a Make-Whole Fundamental Change”) occurs; or

•	if we are a party to (a) a consolidation, merger, binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of our assets, in each case that does not constitute a fundamental change, a holder may surrender all or a portion of its notes for conversion at any time from or after the effective date of the transaction until 35 trading days immediately following the effective date of the transaction, or if such transaction also constitutes a fundamental change, until the related fundamental change purchase date. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event later than five business days after the effective date of such transaction.

Conversions On or After May 1, 2017

On or after May 1, 2017, a holder may convert all or any portion of its notes at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures for conversion described above is the “conversion date”.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture, except to the extent that a portion of the holder’s note is not subject to such fundamental change purchase notice.

Settlement Upon Conversion

Upon conversion, we may elect to deliver to holders in full satisfaction of our conversion obligation:

•	shares of our common stock, which we refer to as “physical settlement”;

•	cash, which we refer to as “cash settlement”; or

•	a combination of cash and shares of our common stock, which we refer to as “combination settlement”, as described below.

We refer to each of physical settlement, cash settlement and combination settlement as a “settlement method”.

We will from time to time make an election with respect to the settlement method, which election shall be effective until we provide notice of an election of a different settlement method. However, we will always use the same settlement method for all conversions occurring on any given conversion date. We initially elect to satisfy our conversion obligation through combination settlement and the specified dollar amount will be equal to $1,000. If we choose to elect a different settlement method in the future, we will provide to all holders of the notes, the trustee and the conversion agent a notice of the newly chosen settlement method and the effective date of such newly chosen method. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make such information available on our website. We may not elect a different settlement method after the 165th scheduled trading day preceding the maturity date, which is expected to be December 2, 2016. Prior to such date, we will have the right to irrevocably elect combination settlement with a specified dollar amount of $1,000, by delivering notice to all holders of the notes, the trustee and the conversion agent and issuing a press release containing the relevant information and make such information available on our website. Following such irrevocable election, we will not have the right to elect a different settlement method.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder a number of shares of our common stock per $1,000 principal amount of notes being converted equal to the applicable conversion rate, plus cash in lieu of any fractional share of our common stock issuable upon conversion;

•	if we elect cash settlement, we will pay to the converting holder, for each $1,000 principal amount of notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 80 consecutive trading days during the applicable cash settlement averaging period; and

•	if we elect combination settlement, we will pay and deliver to the converting holder, for each $1,000 principal amount of notes being converted, a settlement amount of cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each of the 80 consecutive trading days during the applicable cash settlement averaging period, plus cash in lieu of any fractional share of our common stock issuable upon conversion.

If more than one note is surrendered for conversion at one time by the same holder, the conversion obligation with respect to such notes shall be computed on the basis of the aggregate principal amount of the notes surrendered.

“Daily Conversion Value” means, for each of the 80 consecutive trading days during the applicable cash settlement averaging period, 1/80th of the product of:

•	the applicable conversion rate on such trading day; and

•	the daily VWAP of our common stock on such trading day.

“Daily Settlement Amount”, for each of the 80 consecutive trading days during the applicable cash settlement averaging period, shall consist of:

•	an amount of cash equal to the lesser of (i) the dollar amount per note to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 80 (such quotient being referred to as the “daily specified dollar amount”) and (ii) the daily conversion value for such trading day (such minimum, the “daily principal portion”); and

•	if the daily conversion value exceeds the daily specified dollar amount, a number of shares of our common stock (the “daily deliverable shares) equal to (i) the difference between the daily conversion value and the daily specified dollar amount, divided by (ii) the daily VWAP of our common stock for such trading day.

“Daily VWAP” means, for each trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TFX.N <equity > AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Cash Settlement Averaging Period” with respect to any note being converted means:

•	if the conversion date occurs during the period beginning on March 30, 2017, the 80 consecutive trading days beginning on, and including, the 82nd scheduled trading day prior to the maturity date; and

•	in all other cases, the 80 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which:

•	there is no cash settlement averaging period market disruption event (as defined below); and

•	trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a business day.

For the purposes of determining amounts due upon conversion, “cash settlement averaging period market disruption event” means:

•	a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the conversion consideration due in respect of conversion (i) on the third business day immediately following the applicable conversion date if we elect physical settlement; provided that for all such conversions occurring on or after the record date immediately preceding the maturity date (which is July 15, 2017), we will deliver the shares of our common stock on the maturity date and (ii) on the third business day immediately following the last trading day of the applicable cash settlement averaging period if we elect cash settlement or combination settlement.

We will deliver cash in lieu of any fractional share of our common stock issuable upon conversion based on (i) the daily VWAP of our common stock on the applicable conversion date if we elect physical settlement or (ii) the daily VWAP on the last trading day of the applicable cash settlement averaging period if we elect cash settlement or combination settlement.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of 5:00 p.m., New York City time, on (i) the applicable conversion date if we elect physical settlement or (ii) the last trading day of the applicable cash settlement averaging period if we elect combination settlement, subject to certain exceptions.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder. If any dividend, distribution or issuance described below is declared but not so paid or made, or any share split or combination described below in clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay or make such dividend, distribution or issuance, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, issuance, share split or share combination had not been declared or announced.

(1) If we exclusively issue to all or substantially all holders of our common stock shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

OS1
CR1 = CR0 ×
OS0

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date of such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or combination, as applicable;
CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date or effective date;
OS0	=	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date or effective date; and
OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after 9:00 a.m., New York City time, on such ex-dividend date or effective date.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

OS0 + X
CR1 = CR0 ×
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;
CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;
OS0	=	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are not delivered upon exercise of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof and the value of such consideration (if other than cash, to be determined by our board of directors).

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or, distributions as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; and

•	any dividends or distributions in connection with a reorganization event that is included in reference property (as described below),

then the conversion rate will be increased based on the following formula:

SP0
CR1 = CR0 ×
SP0 − FMV

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution;
CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder had owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such distribution.

With respect to an adjustment to the conversion rate pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to our subsidiary or other business unit, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off”, the conversion rate will be increased based on the following formula:

FMV0 + MP0
CR1 = CR0 ×
MP0

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such spin-off;
CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on the ex-dividend date for such spin-off;
FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period commencing on, and including, the effective date of the spin-off (the “valuation period”); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate made under the preceding paragraph will occur on the last day of the valuation period but will be given effect as of the ex-dividend date for the spin-off; provided that in respect of any conversion for which the first trading day of the cash settlement averaging period occurs after the effective date for a spin-off, but during the valuation period for such spin-off, references in the above definitions to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed since, and including, the effective date of such spin-off but before the first trading day of the cash settlement averaging period; provided further that if one or more trading days of any cash settlement averaging period occurs on or after the ex-dividend date for a spin-off, but on or prior to the first trading day of the valuation period (which is the effective date for such spin-off), such cash settlement averaging period will be suspended on the first such trading day and will resume on the second trading day of the valuation period for such spin-off, with references in the above definitions to 10 trading days deemed replaced with references to one (1) trading day.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than a regular quarterly cash dividend that does not exceed $0.34 per share (the “initial dividend threshold”) and subject to adjustment as provided below, the conversion rate will be adjusted based on the following formula:

SP0 − T
CR1 = CR0 ×
SP0 − C

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution (or, if we declare such dividend or distribution less than 11 trading days prior to such ex-dividend date, 10 shall be replaced with a smaller number of trading days that will have occurred after, and not including, such declaration date and prior to, but not including, such ex-dividend date);
T	=	the dividend threshold in effect on the ex-dividend date for such dividend or distribution; provided that if the dividend or distribution is not a regular quarterly cash dividend, the dividend threshold will be deemed to be zero; and
C	=	the amount in cash per share that we distribute to holders of our common stock.

The initial dividend threshold will be adjusted, in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the dividend threshold for any adjustment to the conversion rate under this clause (4).

Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder had owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

AC + (SP1 × OS1)
CR1 = CR0 ×
OS0 × SP1

where,

CR0	=	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;
CR1	=	the conversion rate in effect immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares of our common stock purchased in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);
OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under this clause (5) will occur at 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date; provided that for purposes of determining the applicable conversion rate in respect of any conversion during the 10 trading day period commencing on, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the conversion date.

If a holder converts a note and, on any trading day during the cash settlement averaging period corresponding to the conversion date for such note:

•	shares of common stock are deliverable as part of the daily settlement amount for such trading day;

•	an event that requires an adjustment to the conversion rate described above under clauses (1)-(5) above has occurred, but will not result in an adjustment to the conversion rate for such trading day for such holder; and

•	the shares of common stock that the holder shall receive as part of the daily settlement amount for such trading day will not be entitled to participate in the distribution or transaction requiring the adjustment (because such shares were not held by such holder on the record date corresponding to such distribution or transaction or otherwise);

then we will adjust the number of shares of common stock or cash deliverable to such holder as part of the daily settlement amount for such trading day in a manner that appropriately reflects the relevant distribution or transaction requiring adjustment.

If the application of the foregoing formulas would result in a decrease in the conversion rate, other than as a result of a reverse share split or share combination, no adjustment to the conversion rate will be made. In addition, we will not take any action that would result in adjustment to the conversion rate pursuant to the foregoing formulas in such a manner as to result in the reduction to the conversion price to less than the par value per share of our common stock.

To the extent permitted by law and any applicable stock exchange rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a change to our cash dividend to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. In such case, we may withhold amounts otherwise owed to you, including, but not limited to, interest payments or conversion settlement amounts subsequently paid to you. For a discussion of certain United States federal income tax consequences of an adjustment to the conversion rate, see “Certain United States Federal Income and Estate Tax Considerations”.

To the extent that we have a rights plan in effect upon conversion of the notes and the exchange consideration includes shares of our common stock, you will receive, in addition to any shares of our common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as provided in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any notes and on each trading day of a cash settlement averaging period.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. In addition, notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares to or pursuant to any present or future employee, director or consultant benefit or deferred compensation plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation, merger or share exchange involving us; or

•	any sale, conveyance, transfer, lease or other disposition to a third party of the consolidated assets of ours and our subsidiaries, taken as a whole;

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets (including cash or any combination thereof) (each, a “reorganization event”), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes based on our common stock will, without the consent of the holders of the notes, be changed into a right to convert each such note based on the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, (i) we will continue to have the right to elect the settlement method upon conversion of notes, as set forth under “— Settlement Upon Conversion” and (ii) (x) any amount payable in cash upon conversion of the notes as set forth under “— Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “— Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction; provided however that if the holders of our common stock receive only cash in such transaction, the amount deliverable upon conversion shall equal, for each $1,000 principal amount of notes, the conversion rate in effect on the conversion date multiplied by the price paid per share of our common stock in such transaction and settlement will occur on the third business day following the conversion date. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property based on which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

In connection with any transaction described above, we will also adjust the dividend threshold (as defined under “— Conversion Rate Adjustments”) based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is comprised solely of non-stock consideration, the dividend threshold will be zero.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including a cash settlement averaging period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, including without limitation the first full paragraph immediately following clause (4) of the definition thereof, but without regard to the first proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the first proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement as described under “— Settlement Upon Conversion”. However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (as increased by the number of additional shares, if any, if required under this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the applicable conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”), and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rate Adjustments”.

The following table sets forth the number of additional shares by which the conversion rate shall be increased based on the stock price and effective date:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

, 2010
August 1, 2011
August 1, 2012
August 1, 2013
August 1, 2014
August 1, 2015
August 1, 2016
August 1, 2017

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the conversion rate exceed           shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments”.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time prior to maturity, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay (the “fundamental change purchase price”) will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date; provided, however, that if the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which such regular record date relates, we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date. The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become, or we acquire knowledge based upon a public announcement by such a person or group, that such a person or group has become, the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of (i) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (ii) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets, or any sale, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of ours and our subsidiaries, taken as a whole, to any person other than us or one of our subsidiaries; provided, however, that a transaction (1) as a result of which the holders of all classes of our common equity immediately prior to such transaction will own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or limited liability company (that is treated as a corporation for U.S. federal income tax purposes) or transferee or a direct or indirect parent thereof immediately after such transaction or (2) which is effected solely to change our jurisdiction of incorporation into a jurisdiction within the United States of America and results in reclassification, conversion or exchange of our outstanding common stock solely into shares of common stock of the surviving entity or a direct or indirect parent thereof, shall not be a fundamental change; provided further, that, for the avoidance of doubt, the sale, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of our Commercial and/or Aerospace segments (as defined in our condensed consolidated financial statements for the six months ended June 27, 2010) shall not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock issuable upon conversion) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

A fundamental change as a result of clause (1), (2) or (4) above will not be deemed to have occurred, however, in connection with any transaction or transactions described in clause (1) or clause (2) pursuant to which at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters appraisal rights and cash dividends) received or to be received by our common stockholders in connection with such transaction or transactions consists of shares of common stock or equivalent common equity that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of this transaction or transactions the notes become convertible based on such consideration pursuant to the provisions set forth in “— Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock”, subject to the provisions set forth above under “— Conversion Rights — Settlement Upon Conversion”.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will make a press release and publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver to the paying agent, prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer if certificated, together with a written purchase notice and, if certificated, the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of (i) the fundamental change purchase date or (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, conveyance, transfer, lease or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, conveyance, transfer, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price. In addition, the subordination provisions of the indenture may prohibit us from paying the fundamental change purchase price as described above under “— Subordination”. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to Our Indebtedness and This Offering — We may not be able to purchase the notes upon a fundamental change”. If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of ours and our subsidiaries, taken as a whole, to, another person, unless:

•	the resulting, surviving or transferee person (if not us) is a corporation or limited liability company that is treated as a corporation for U.S. federal income tax purposes, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation or limited liability company (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture.

Upon any such consolidation, merger, sale, conveyance, transfer, lease or other disposition, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment of principal of any note when due and payable at maturity, upon purchase in connection with a fundamental change, upon declaration of acceleration or otherwise, when the same becomes due and payable, whether or not such payment is prohibited by the subordination provisions of the indenture;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, whether or not any cash payment due upon conversion is prohibited by the subordination provisions of the indenture, and such failure continues for five business days following the scheduled settlement date for such conversion;

(4) our failure to comply with our obligations as described under “— Consolidation, Merger or Sale of Assets”;

(5) our failure to give a fundamental change notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”, a make-whole fundamental change notice as described under “— Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” or notice of a specified corporate event as described under “— Conversion Upon Specified Corporate Events”, in each case when due;

(6) the failure by us to comply with any of our other agreements (other than a covenant or warranty or default in whose performance or whose breach is elsewhere in this paragraph specifically provided for) contained in the notes or the indenture for 60 days after we have received written notice of such default from the trustee or the holders of at least 25% in principal amount of then outstanding notes;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50.0 million in the aggregate of us and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(8) the failure by us or any of our subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction in excess of $50.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act).

If an event of default other than an event of default arising under clause (9) above with respect to us occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of then outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then outstanding notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In addition, upon an event of default arising under clause (9) above with respect to us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable.

Notwithstanding the foregoing and notwithstanding the remedies afforded to the holders of the notes upon the occurrence and continuation of an event of default as set forth under “Description of Debt Securities — Events of Default” in the accompanying prospectus, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “— Reports” below, will for the 364 days after the occurrence of such an event of default consist exclusively of the right to receive the additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 180-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing, which such additional interest rate will be increased by an additional 0.25% per annum, on the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 365th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay additional interest following an event of default in accordance with the preceding paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 364 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 364-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or our failure to deliver the consideration due upon conversion or pay the fundamental change purchase price) and rescind any such acceleration with respect to the notes and its consequences if:

•	rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing events of default, other than the nonpayment of the principal of and interest, if any, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

In addition, each holder shall have the right, which is absolute and unconditional, to receive amounts due upon conversion of any notes and to institute suit for the enforcement of any such payment or delivery, as the case may be, and such rights shall not be impaired without the consent of such holder.

If a default occurs and is continuing and is known to the trustee, the trustee must transmit notice of the default to each holder within 90 calendar days after it occurs. Except in the case of a default in the payment of principal of or interest on any note (including the fundamental change purchase price) or a default in the payment or delivery, as the case may be, of the consideration due upon conversion, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 calendar days after the end of each fiscal year, an officers’ certificate, stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture (without regard to any period of grace or requirement of notice provided under the indenture) and, if we are in default, specifying all such defaults and the nature and the status thereof of which they may have knowledge. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposes to take in respect thereof.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest at the annual rate of the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected thereby, no amendment or waiver may, among other things:

•	reduce the percentage of the aggregate principal amount of then outstanding notes whose holders must consent to an amendment of the indenture or to waive any past default;

•	reduce the rate of or extend the stated time for payment of interest on any notes;

•	reduce the principal of, or extend the stated maturity of any notes;

•	make any change that adversely affects the conversion rights of any notes;

•	reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	make any notes payable in any currency other than that stated in the notes;

•	change the ranking of the notes;

•	impair the right of any holder to receive payment of principal of and interest on, or the consideration due upon conversion of, such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

•	make any change to the subordination provisions of the indenture if such change would adversely affect the rights of the holders.

We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder, including without limitation curing any omission, ambiguity, manifest error or defect and correcting any inconsistency in the indenture;

•	add provisions for the issuance of additional notes;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	add additional events of default;

•	evidence the acceptance or appointment of a successor trustee;

•	provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the United States Internal Revenue Code of 1986 as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code; or

•	conform the provisions of the indenture to the “Description of Debt Securities” section in the accompanying prospectus, as amended and supplemented by the “Description of Notes” section in this prospectus supplement, as supplemented by a pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any fundamental change purchase date, upon conversion or otherwise, cash or cash and shares of common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Defeasance

The provisions relating to legal defeasance and covenant defeasance set forth under “Description of the Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply with respect to the notes.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture requires us to file with the trustee, within 15 days after we are required to file the same with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

Wells Fargo Bank, N.A. will be the trustee, security registrar, paying agent, conversion agent and bid solicitation agent. Wells Fargo Bank, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

No Shareholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as shareholders of Teleflex Incorporated (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of ours will have any liability for any obligations of ours under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, fully-registered certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CONCURRENT CONVERTIBLE NOTE HEDGE TRANSACTIONS AND WARRANT TRANSACTIONS

In connection with the pricing of the notes, we intend to enter into privately negotiated convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that will initially underlie the notes sold in the offering. Separately, we also intend to enter into privately negotiated warrant transactions relating to the same number of shares of our common stock with the hedge counterparties with a strike price of $     , subject to customary anti-dilution adjustments.

If the underwriters exercise their option to purchase additional notes, the notional size of the convertible note hedge transactions and the warrant transactions will be automatically increased in a manner proportionate to the increase in the principal amount of the notes being sold in the offering. In such event, we intend to use a proportionate portion of the net proceeds from the sale of such additional notes (together with the proceeds to us from the increase in the size of the warrant transactions) to fund the additional cost of the increased convertible note hedge transactions.

The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the notes. The warrant transactions could have a dilutive effect with respect to our common stock or, if we so elect, obligate us to make cash payments to the extent that the market price per share of our common stock exceeds the strike price of the warrants on any expiration date of the warrants.

We will not be required to make any cash payments to the hedge counterparties or their respective affiliates upon the exercise of the options that are a part of the convertible note hedge transactions. In connection with the conversion of any notes, we will be entitled to receive from the hedge counterparties an aggregate amount of cash and/or number of shares of our common stock for all notes converted on a conversion date generally corresponding to the amount by which the conversion settlement amount exceeds the $1,000 principal amount for each note that we are obligated to deliver to holders of the notes under the indenture. We will receive a number of shares of our common stock for each note converted on the related conversion date equal to the aggregate daily deliverable shares comprising the settlement amount for the converted notes determined as if combination settlement with a specified dollar amount of $1,000 (or the actual specified dollar amount if it is greater than $1,000) applied to the conversion, and cash equal to the total of the excess, if any, of the daily conversion value over the quotient of $1,000 divided by the number of trading days in the relevant cash settlement averaging period for each of these trading days, except that if physical settlement or combination settlement with a specified dollar amount less than $1,000 is applied to the conversion, such shares and cash amount will be determined assuming a cash settlement averaging period of 160 consecutive trading days. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants on any expiration date of the warrants, we will owe the hedge counterparties a number of shares of our common stock based on the excess of such market price per share of our common stock over the strike price of the warrants or, at our election upon fulfillment of certain conditions, cash in an amount equal to such excess.

The convertible note hedge transactions and the warrant transactions are separate transactions (in each case entered into by us with the hedge counterparties), are not part of the terms of the notes and will not affect holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

See “Risk Factors — Risk Factors Related to Our Indebtedness and This Offering — The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock”, and “Underwriting; Conflicts of Interest — Convertible Note Hedge Transactions and Warrant Transactions”.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax consequences of the ownership of notes and the shares of common stock that may be received upon conversion of the notes, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchases the note on original issuance at its initial offering price, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes or shares of common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity for United States federal income tax purposes;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and United States Treasury regulations, rulings and judicial decisions all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or share of common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies”. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds the notes or shares of common stock the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes or shares of common stock, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes and shares of common stock as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes or shares of common stock.

Payment of Interest

It is expected, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount for United States federal income tax purposes. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, or Other Disposition of Notes

Except as provided below under “Conversion of Notes into Common Stock or a Combination of Cash and Common Stock” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon such sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note, and adjusted for certain constructive distributions. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock or a Combination of Cash and Common Stock

We intend to take the position that neither gain nor loss will be recognized by you on the exchange of notes solely into shares of common stock upon conversion, except to the extent of cash received, if any, in lieu of a fractional share and except to the extent of any amounts received with respect to accrued interest, which will be taxable as such. If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale, Exchange, Redemption or other Disposition of Notes”). If a combination of cash and stock is received in exchange for your notes upon conversion, although the tax consequences are not entirely clear, we intend to take the position that gain, but not loss, will be recognized in an amount equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over your adjusted tax basis in the note, but in no event should the gain recognized exceed the amount of cash received (other than cash attributable to accrued interest or received in lieu of a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon conversion (including any fractional share deemed to be received but excluding any common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock generally will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of a combination of cash and stock in exchange for notes upon conversion.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, increases in the conversion rate in respect of taxable dividends to holders of our common stock and upon a conversion in connection with a make-whole fundamental change as discussed in “Description of Notes — Conversion Rate Adjustments” and “— Adjustments to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax if you are a non-corporate holder or the dividends received deduction if you are a corporate holder.

Distributions on Common Stock

If, after you acquire shares of common stock upon conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under United States federal income tax principles, the distribution generally will be treated as a dividend and generally will be includible in your income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock, and any remaining excess will be treated as capital gain. If you are a U.S. corporation, subject to certain requirements, you would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. If you are a non-corporate holder, eligible dividends received by you in tax years ending on or before December 31, 2010 will generally be subject to tax at the special reduced rate generally applicable to long-term capital gains, provided that certain requirements, including those relating to holding periods, are satisfied.

Sale, Exchange or Other Disposition of Common Stock

You generally will recognize gain or loss on a sale, exchange or other disposition of your shares of common stock. Your gain or loss will equal the difference between the proceeds received and your adjusted tax basis in the stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by you on a sale, exchange or other disposition of your shares of common stock will be capital gain or loss and will be long-term capital gain or loss if you have held the common stock for more than a year. If you are a non-corporate U.S. holder, any long-term capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient. A backup withholding tax may apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

The 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “Payments of Interest” are satisfied) generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

To the extent that any consideration received upon the conversion of the notes by you is subject to United States withholding tax and is not sufficient to comply with our United States withholding obligations, we may recoup or set-off such liability against any amounts owed to you, including, but not limited to, any actual distributions subsequently made with respect to your common stock.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments or sales or conversion proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected income received by you may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

If you wish to claim the benefit of an applicable treaty rate, you are required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Disposition of Notes or Shares of Common Stock

You will recognize gain on the sale, exchange, certain redemptions or other taxable disposition of a note as well as upon the conversion of a note into cash or into a combination of cash and stock in the manner described above in “U.S. Holders — Conversion of Notes into Common Stock or a

Combination of Cash and Common Stock”. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated United States federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Any amount, including common stock, which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “— Payments of Interest”.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “Payments of Interest” without regard to the statement requirement described in the fifth bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “Payments of Interest”.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note or share of common stock made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of the notes and the shares of common stock into which the notes may be converted by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in the notes, or the shares of common stock into which the notes may be converted, of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes (and the shares of common stock into which the notes may be converted) by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to the acquisition and holding of the notes and the common stock into which the notes may be converted. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

Under ERISA and the regulations promulgated thereunder by the DOL (the “Plan Asset Regulations”) when a “benefit plan investor”, as defined in Section 3(42) of ERISA, acquires an equity interest in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the benefit plan investor’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that “benefit plan investors” is insignificant because they hold, in the aggregate, less than 25% of the total value of each class of equity interest in the entity (the “25% Test”) or that the entity is an “operating company” as defined in the Plan Asset Regulations.

There can be no assurances that the notes would be characterized as debt rather than equity by the DOL, but the common stock issuable upon conversion of the notes would be characterized as equity. It is not anticipated (i) the notes will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act of 1940, as amended, or (iii) we will monitor whether investment in the notes or the common stock issuable upon conversion of the notes by “benefit plan investors” will be significant for purposes of the Plan Asset Regulations. It is, however, anticipated that we will qualify as an “operating company” within the meaning of the Plan Asset Regulations and that the common stock issuable upon conversion of the notes will constitute “publicly offered securities”, although no assurances can be given in this regard in either case.

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, (ii) the application of the reporting and disclosure requirements of ERISA to our assets, and (iii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or the Code may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the notes or the common stock issuable upon conversion of the notes.

Because of the foregoing, the notes and the common stock issuable upon conversion of the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the notes or the common stock issuable upon conversion of the notes, each purchaser and subsequent transferee of the notes or the common stock issuable upon conversion of the notes (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes or the common stock issuable upon conversion of the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes and the common stock issuable upon conversion of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the notes or the common stock issuable on conversion of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes or the common stock issuable upon conversion of the notes.

UNDERWRITING; CONFLICTS OF INTEREST

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, we have agreed to sell to the underwriters, and each underwriter has severally, and not jointly, agreed to purchase the principal amount of notes indicated in the following table.

Principal
Underwriters	Amount of Notes

Goldman, Sachs & Co.	$
Jefferies & Company, Inc.
Morgan Stanley & Co. Incorporated
Merrill, Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.

Total	$350,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to purchase up to an additional $50,000,000 in principal amount of notes. They may exercise that option for 13 days from the date of initial issuance of the notes. To the extent that the underwriters exercise this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to           of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the discount or commission to be received by the underwriters in connection with the sale of the notes:

Underwriting
Discount or
Commission

Per note	%
Total	$

We estimate that total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

We and our directors and executive officers have agreed that, during the period beginning on the date hereof and continuing until the date 90 days after the date of this prospectus supplement, and subject to certain exceptions, we and they will not offer, sell, contract to sell, pledge, grant any option, make any short sale or otherwise dispose of any shares of common stock, any securities substantially similar to the notes or our common stock or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities, without the prior written consent of Goldman, Sachs & Co.

In connection with the offering, the underwriters may purchase and sell notes and shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve sales by the underwriters of a greater number of notes than they are required to purchase in the offering, which creates a short position for the underwriters. If the underwriters create a short position in the notes in connection with the offering, the underwriters may cover that short position by purchasing notes in the open market or by exercising all or part of the option to purchase additional notes described above. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Purchases of notes to stabilize the price or to reduce or cover a short position may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received or will receive customary fees and expenses. In addition, affiliates of J.P. Morgan Securities Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated are lenders and agents under our Credit Facilities, and affiliates of J.P. Morgan Securities Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated will be lenders under our Credit

Facilities as they will be amended and extended. Furthermore, in connection with this offering, we expect to enter into convertible note hedge transactions and warrant transactions with counterparties who are affiliates of certain underwriters, as described below.

Conflicts of Interest

Certain affiliates of J.P. Morgan Securities Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, underwriters in this offering, are agents or lenders under our Credit Facilities and each of these lenders will receive more than 5% of the net proceeds of this offering in connection with the amendment and extension and the partial repayment our Credit Facilities. See “Use of Proceeds”. Accordingly, this offering is being made in compliance with the requirements of NASD Conduct Rule 2720 of the Financial Industry Regulatory Authority. In accordance with this rule, Goldman, Sachs & Co. has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Goldman, Sachs & Co. has participated in due diligence and the preparation of this prospectus supplement and the registration statement of which this prospectus supplement is a part. Goldman, Sachs & Co. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. J.P. Morgan Securities Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the debt securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we intend to enter into privately negotiated convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that will initially underlie the notes sold in the offering. We also intend to enter into privately negotiated warrant transactions relating to the same number of shares of our common stock with the hedge counterparties with a strike price of $     , subject to customary anti-dilution adjustments.

If the underwriters exercise their option to purchase additional notes, the notional size of the convertible note hedge transactions and the warrant transactions will be automatically increased in a manner proportionate to the increase in the principal amount of notes being sold in the offering. In such event, we intend to use a proportionate portion of the net proceeds from the sale of such additional notes (together with the proceeds to us from the increase in the size of the warrant transactions) to fund the additional cost of the increased convertible note hedge transactions.

The convertible note hedge transactions are expected to reduce our exposure to potential dilution with respect to our common stock upon conversion of the notes. The warrant transactions could have a dilutive effect with respect to our common stock to the extent that the market price per share of our common stock exceeds the strike price of the warrants on any expiration date of the warrants.

In connection with establishing their initial hedges of the convertible note hedge transactions and the warrant transactions, the hedge counterparties (and/or their affiliates):

•	expect to enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these cash-settled over-the-counter derivative transactions and purchase shares of our common stock in open market transactions shortly following the pricing of the notes.

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly following the pricing of the notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, the hedge counterparties (and/or their affiliates) expect to modify their hedge positions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to the conversion of the notes) by entering into or unwinding various over-the-counter derivative transactions with respect to shares of our common stock, and/or by purchasing or selling shares of our common stock or the notes in privately negotiated transactions and/or open market transactions. The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the value that you will receive upon the conversion of the notes.

The decision by any hedge counterparty (and/or its affiliate) to engage in any of these hedging transactions and discontinue any of these transactions with or without notice, once commenced, is within the sole discretion of that hedge counterparty (and/or their affiliate).

In addition, if the convertible note hedge transactions and warrant transactions fail to become effective, or if the offering is not completed, the hedge counterparties or their affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

The convertible note hedge transactions and the warrant transactions are separate transactions (in each case entered into by us with the hedge counterparties), are not part of the terms of the notes and will not affect holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

See “Risk Factors — Risk Factors Related to Our Indebtedness and this Offering — The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock”, and “Description of the Concurrent Convertible Note Hedge Transactions and Warrant Transactions”.

Notice to Investors

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the notes offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, included in our Current Report on Form 8-K filed on July 27, 2010 and incorporated by reference in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.

$350,000,000

Teleflex Incorporated

     % Convertible Senior Subordinated Notes due 2017

PROSPECTUS SUPPLEMENT

          , 2010

Teleflex Incorporated

Goldman, Sachs & Co.

Jefferies & Company

Morgan Stanley

BofA Merrill Lynch

J.P. Morgan